Exhibit 10.3
STRICTLY CONFIDENTIAL
IDAHO FALLS
Execution Version

SECURITIES PURCHASE AGREEMENT
by and among
IHC HEALTH SERVICES, INC., as PURCHASER,
IDAHO FALLS COMMUNITY HOSPITAL, LLC, as COMPANY,
SMBI IDAHO, LLC, as SELLER,
and
solely for the purposes set forth in Sections 6.16 and 6.21 SURGERY PARTNERS, INC.
Dated as of September 14, 2026

TABLE OF CONTENTS

1.1    Purchase of the Purchased Securities    1
ARTICLE II CLOSING; PAYMENTS FOR SECURITIES    1
2.1    Closing    1
2.2    Deliveries at Closing    2
2.3    Estimated Closing Statement    4
2.4    Payments at the Closing    4
2.5    Post-Closing Purchase Consideration Adjustment    5
2.6    Payment of Additional Payments    7
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY    7
3.1    Organization    7
3.2    Power and Authority    8
3.3    Authorization of Governmental Authorities    8
3.4    No Conflicts    8
3.5    Capitalization of the Company    8
3.6    Subsidiaries    8
3.7    Financial Statements    9
3.8    Real Property    9
3.9    Absence of Certain Changes and Events    10
3.10    Taxes    11
3.11    Employees and Employee Benefits    13
3.12    Compliance with Laws; Permits    14
3.13    Legal Proceedings; Orders    15
3.14    No Undisclosed Liabilities    15
3.15    Contracts    15
3.16    Environmental Matters    18
3.17    Employment and Labor Matters    19
3.18    Intellectual Property    21
3.19    Healthcare Regulatory Compliance    21
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3.20    Related Party Transactions    26
3.21    Insurance    26
3.22    Statutory Funds    27
3.23    Medical Staff Matters    27
3.24    Experimental Procedures    27
3.25    Inventory    27
3.26    Title to and Condition of Assets    27
3.27    Payors and Suppliers    28
3.28    Cybersecurity and Privacy    28
3.29    Bank Accounts    29
3.30    Brokers and Finders    30
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING SELLER    30
4.1    Organization    30
4.2    Power and Authority    30
4.3    Title to Purchased Securities    30
4.4    Authorization of Governmental Authorities    30
4.5    No Conflicts    30
4.6    Litigation    31
4.7    Brokers or Finders    31
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER    31
5.1    Organization    31
5.2    Power and Authority    31
5.3    Authorization of Governmental Authorities    31
5.4    No Conflicts    32
5.5    Litigation    32
5.6    Brokers or Finders    32
5.7    Investment Representations    32
5.8    Sufficiency of Funds; Solvency    33
5.9    R&W Policy    33
ARTICLE VI ADDITIONAL AGREEMENTS    34
6.1    Conduct of Business    34
6.2    Regulatory and Third Party Approvals    36

6.3    Confidentiality    38
6.4    Publicity    38
6.5    Employee Related Matters    38
6.6    Director and Officer Indemnification and Insurance    39
6.7    Pre-Closing Period Access    41
6.8    Preservation of Records    41
6.9    Financing Activities    42
6.10    Further Assurances    42
6.11    Release    42
6.12    Transition Services Agreement; System Contracts    43
6.13    R&W Policy    43
6.14    Seller Guarantees    43
6.15    Exclusivity    44
6.16    Non-Competition; Non-Solicitation    44
6.17    Medical Staff    47
6.18    Cost Reports    47
6.19    Signature Cards    47
6.20    Limitation on Upper Payment Limit Proceeds Obligations    47
6.21    Surgery Partners Guarantee    48
ARTICLE VII CONDITIONS TO CLOSING    48
7.1    Conditions to Obligations of Each Party    48
7.2    Conditions to Obligations of Purchaser    48
7.3    Conditions to Obligations of the Seller    49
7.4    Frustration of Closing Conditions    49
ARTICLE VIII CERTAIN TAX MATTERS    50
8.1    Tax Matters    50
ARTICLE IX SURVIVAL; INDEMNIFICATION    52
9.1    Survival    52
9.2    Seller Indemnification Obligations    52
9.3    Purchaser’s Indemnification Obligations    52
9.4    Limits on Indemnification    52
9.5    Calculation of Losses    52

9.6    Notice of Loss; Third-Party Claims    53
9.7    Payment of Claims    55
9.8    Exclusive Remedy    55
9.9    R&W Policy Subrogation    56
ARTICLE X TERMINATION    56
10.1    Termination Events    56
10.2    Effect of Termination    58
ARTICLE XI MISCELLANEOUS    59
11.1    Defined Terms    59
11.2    Notices    73
11.3    Titles; References; Construction; Timing    74
11.4    Made Available    75
11.5    Disclosure Schedules    75
11.6    Entire Agreement; Mutual Drafting    76
11.7    No Other Representations or Warranties    76
11.8    Assignment    76
11.9    Amendment    76
11.10    Waiver    76
11.11    Severability    77
11.12    Governing Law    77
11.13    Waiver of Trial by Jury    77
11.14    Consent to Jurisdiction    77
11.15    Specific Performance    78
11.16    Cumulative Remedies    78
11.17    Expenses    78
11.18    Waiver of Conflicts; Privilege    78
11.19    Time of the Essence    79
11.20    No Third-Party Beneficiaries    80
11.21    Counterparts    80

EXHIBITS
Exhibit A    -    Escrow Agreement
Exhibit B-1    -    Transition Services
Exhibit B-2    -    Terms of Transition Services Agreement
Exhibit C    -    Master Services Agreement
Exhibit D    -    Reference Balance Sheet
SCHEDULES
Schedule 2.2(a)(iv)    Resignations
Schedule 2.2(a)(xi)    Terminated Contracts
Schedule 6.1    Conduct of Business
Schedule 6.2(a)(i)    Required Third Party Consents
Schedule 6.2(a)(ii)    Required Governmental Approvals
Schedule 8.1(f)    Closing Consideration Allocation
Schedule 11.1(a)    Agreed Accounting Principles
Schedule 11.1(b)    Permitted Encumbrances
    v

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of September 14, 2026, is by and among IHC Health Services, Inc., a Utah nonprofit corporation (the “Purchaser”), Idaho Falls Community Hospital, LLC, a Delaware limited liability company (the “Company”), SMBI Idaho, LLC, a Tennessee limited liability company (the “Seller”), and, solely for the purposes set forth in Sections 6.16 and 6.21 hereof, Surgery Partners, Inc. (“Surgery Partners”). The Purchaser, the Company and the Seller are each referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
A.The Company owns and operates a general acute care hospital located at 2327 Coronado Street, Idaho Falls, Idaho 83404 (the “Hospital”) and is engaged in the provision of related inpatient, outpatient and ancillary healthcare services, together with any incidental business or activities related thereto, in each case as currently conducted by the Company (collectively, the “Business”).
B.The Seller owns 800 Company Units (the “Purchased Securities”), representing 80% of the outstanding equity interests of the Company (the “Purchase Percentage”).
C.This Agreement contemplates a transaction in which the Purchaser will purchase from the Seller the Purchased Securities on the terms and subject to the conditions in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the Parties hereby agree as follows:
Article I
THE TRANSACTIONS
1.1Purchase of the Purchased Securities. On the terms of and subject to the conditions in this Agreement, at the Closing, the Purchaser will purchase from the Seller, and the Seller will sell to the Purchaser, the Purchased Securities, free and clear of all Encumbrances, for the Closing Consideration.
Article II
CLOSING; PAYMENTS FOR SECURITIES
2.1Closing. The closing of the Contemplated Transactions (the “Closing”) will occur remotely no later than two (2) Business Days following the satisfaction or waiver of all conditions precedent specified under Article VII hereof (except for those conditions which by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), or such other date, place and time as the Purchaser and the Seller may agree in writing (the date on which the Closing occurs being referred to herein as the “Closing Date”). The Closing will be effective as of 12:00:01 a.m. Mountain time on the Closing Date (the “Effective Time”).

2.2Deliveries at Closing.
(a)At the Closing, the Seller and Company shall deliver (or cause to be delivered) to Purchaser:
(i)a written instrument of assignment of the Purchased Securities, in form and substance reasonably acceptable to Purchaser, duly executed by the Seller;
(ii)a properly completed IRS Form W-9, duly executed by each of the Company and the Seller;
(iii)a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware as of a date no more than ten (10) days prior to the Closing Date;
(iv)letters of resignation effective as of the Closing Date, duly executed by each of the Company’s officers and board members set forth on Schedule 2.2(a)(iv);
(v)the TSA, duly executed by the Seller and the Company;
(vi)the Escrow Agreement, duly executed by the Seller;
(vii)the Payoff Letters;
(viii)documentation of receipt or satisfaction of each of the Required Third-Party Consents, in forms reasonably satisfactory to Purchaser, each of which shall be in full force and effect as of the Closing;
(ix)Intentionally Omitted.
(x)evidence of issuance of the tail policy in accordance with Section 6.6(c), to be effective as of the Closing;
(xi)documentation, in form and substance reasonably acceptable to Purchaser, evidencing the termination of the Contracts set forth on Schedule 2.2(a)(xi);
(xii)a services agreement, in form and substance acceptable to Purchaser, in substantially the form attached as Exhibit C, duly executed by the Company (the “Master Services Agreement”);
(xiii)a certificate of a duly appointed officer of the Company, dated as of the Closing Date, in form and substance reasonably acceptable to Purchaser, certifying: (i) that attached thereto is a true and complete copy of the resolutions of the board of directors (or equivalent) of the Company, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a Party and the consummation of the Contemplated Transactions by the Company, and that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect; (ii) that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and (iii) the incumbency and signatures of the officers of the Company executing this Agreement and the other Transaction Documents to which the Company is a party;
(xiv)a certificate of a duly appointed officer of the Seller, dated as of the Closing Date, in form and substance reasonably acceptable to Purchaser, certifying: (i) that attached thereto is a true and complete copy of the resolutions of the board of directors (or equivalent) of the Seller, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller is a Party and the consummation of the Contemplated Transactions by the Seller, and that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect; (ii) that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and (iii) the incumbency and signatures of the officers of the Seller executing this Agreement and the other Transaction Documents to which the Seller is a party;
(xv)all other Transaction Documents to which the Seller or Company are party, duly executed by the Seller and Company, as applicable; and
(xvi)such other certificates, instruments, and documents required to be delivered by the Company and Seller pursuant to the terms of this Agreement or any of the Transaction Documents that Purchaser may reasonably request, or which are otherwise necessary to consummate the Transaction.
(b)At the Closing, Purchaser shall deliver (or cause to be delivered) to the Seller:
(i)the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent;
(ii)a certificate of a duly appointed officer of the Purchaser, dated as of the Closing Date, in form and substance reasonably acceptable to Seller, certifying: (i) that attached thereto is a true and complete copy of the authorizing certificate of Purchaser, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Purchaser is a Party and the consummation of the Contemplated Transactions by the Purchaser, and that the authorizing certificate was duly adopted, has not been amended or rescinded and is in full force and effect; (ii) that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and (iii) the incumbency and signatures of the officers of the Purchaser executing this Agreement and the other Transaction Documents to which the Purchaser is a party;
(iii)a copy of the final R&W Policy;
(iv)the TSA, duly executed by the Purchaser;
(v)the Master Services Agreement, duly executed by Purchaser or an Affiliate of Purchaser;
(vi)all other Transaction Documents to which the Purchaser is a party, duly executed by Purchaser;
(vii)documentation of receipt or satisfaction of each of the Required Governmental Approvals to the extent received by Purchaser, each of which shall be in full force and effect as of the Closing; and
(viii)such other certificates, instruments, and documents required to be delivered by Purchaser pursuant to the terms of this Agreement or any of the Transaction Documents that Seller may reasonably request, or which are otherwise necessary to consummate the Transaction.
2.3Estimated Closing Statement.

(a)No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement (the “Estimated Closing Statement”), prepared in good faith, setting forth Seller’s good faith estimate of (A) the Closing Date Net Working Capital, (B) the Closing Cash, (C) the Closing Indebtedness and (D) Selling Expenses, and (E) on the basis of the foregoing, an estimated calculation of the Closing Consideration (the “Estimated Closing Consideration”) along with reasonable supporting detail to evidence the calculations of such amounts. The Estimated Closing Statement and all of the calculations set forth therein shall be prepared in good faith and in accordance with the provisions of this Agreement, including, where applicable, the Agreed Accounting Principles.
(b)Following the delivery of the Estimated Closing Statement, Seller and Company shall provide Purchaser reasonable access during regular business hours to the books and records and work papers used or referenced by Seller in preparing the Estimated Closing Statement, together with such other information as Purchaser may reasonably request, for purposes of assisting Purchaser and its representatives in their review of the Estimated Closing Statement and the calculations set forth therein, and the Seller and Company shall reasonably cooperate with all reasonable requests of Purchaser and its representatives in connection with such review. Purchaser shall have the right to give a written notice, prior to the Closing, to the Seller setting forth any comments which Purchaser has to the Estimated Closing Statement, which Seller shall consider in good faith, provided, however, that Purchaser’s review and any comments relating to the Estimated Closing Statement shall not delay or be a condition to the consummation of the Closing. The Estimated Closing Statement as delivered by Seller (with any modifications agreed upon by Seller based on Purchaser’s comments), shall be the final “Estimated Closing Statement.”
2.4Payments at the Closing.
(a)Closing Consideration. At the Closing, Purchaser shall pay (or cause to be paid) to the Seller an aggregate cash amount equal to the Estimated Closing Consideration set forth in the final Estimated Closing Statement, which amount shall be paid by wire transfer of immediately available funds in accordance with the Funds Flow.
(b)Escrow Amount. At the Closing, Purchaser shall deposit (or cause to be deposited) with the Escrow Agent, in accordance with the Escrow Agreement an amount equal to Six Hundred Forty-Seven Thousand Five Hundred Forty-Three Dollars and 61/100 US Dollars ($647,543.61) (the “Escrow Amount”).
(c)Indebtedness. At the Closing, Purchaser shall pay (or cause to be paid) to each Person set forth on Schedule 2.4(c), cash in an amount equal to the portion of the Closing Indebtedness owed to such Person, as specified in a payoff letter (each, a “Payoff Letter”) received from such Person or Persons. In the event such Closing Indebtedness is secured, each such Payoff Letter shall provide that, upon receipt of the amounts specified therein, any and all guarantees thereunder shall automatically be terminated and the applicable secured party shall, promptly following the Closing, release all related Encumbrances (other than Permitted Encumbrances) and deliver to Purchaser and Seller the corresponding recordable releases or UCC-3 termination statements, in each case in accordance with the terms of such Payoff Letter. For the avoidance of doubt, (i) immediately following the Closing, all Closing Indebtedness shall have been satisfied in full, including, without limitation, any and all guarantees thereunder shall have been terminated, notwithstanding that any related lien releases, recordable releases or UCC-3 termination statements may be delivered after the Closing in accordance with the applicable Payoff Letter, and (ii) Seller’s responsibility for Closing Indebtedness shall be limited to the deduction for Closing Indebtedness reflected in the calculation of Closing Consideration.

(d)Selling Expenses. At the Closing, Purchaser shall pay (or cause to be paid) the amount of the Selling Expenses, as set forth on the Estimated Closing Statement, payable to each payee thereof by wire transfer of immediately available funds to such payee’s account as set forth in the Funds Flow.
2.5Post-Closing Purchase Consideration Adjustment.
(a)Purchaser shall deliver, or cause to be delivered, to the Seller, within ninety (90) days after the Closing Date, a preliminary statement prepared in good faith and in the same form as the Estimated Closing Statement (the “Preliminary Statement”) setting forth (i) a balance sheet of the Company as of the Effective Time, prepared based on the books and records of the Company and in accordance with the Agreed Accounting Principles, without giving effect to the Contemplated Transactions, and (ii) the calculation of (A) the Closing Date Net Working Capital, (B) the Closing Cash, (C) the Closing Indebtedness and (D) Selling Expenses, in each case, along with reasonable supporting detail (including supporting calculations and schedules) to evidence the calculations of such amounts and (iii) on the basis of the foregoing, a calculation of the Closing Consideration. The Preliminary Statement and all of the calculations set forth therein shall be prepared in accordance with the provisions of this Agreement, including, where applicable, the Agreed Accounting Principles. If Purchaser does not deliver the Preliminary Statement to the Seller within ninety (90) days after the Closing Date, then, at the election of the Seller (acting in its sole discretion), either (i) the Seller may prepare and present the Preliminary Statement within an additional thirty (30) days thereafter (and in the case of such election by the Seller, the Seller and its Representatives shall have reasonable access (including the right to make photocopies) during normal business hours to the books and records, personnel and advisors of the Company to the extent reasonably required in connection with the Seller’s preparation of the Preliminary Statement) or (ii) the Estimated Closing Statement will be deemed to be the Final Statement in accordance with this Section 2.5(a). If the Seller elects to prepare the Preliminary Statement in accordance with the immediately preceding sentence, then all subsequent references in this Section 2.5 to Purchaser, on the one hand, and the Seller, on the other hand, will be deemed to be references to the Seller, on the one hand, and Purchaser, on the other hand, respectively.
(b)The Seller shall have forty five (45) days to review the Preliminary Statement from the date of its receipt thereof (the “Review Period”). During the Review Period, the Seller and its Representatives shall have reasonable access (including the right to make photocopies) during normal business hours to the books and records, personnel and advisors of the Company to the extent reasonably required in connection with such review. If the Seller objects to any aspect of the Preliminary Statement, the Seller shall deliver a written notice of such objection (the “Objection Notice”) to Purchaser on or prior to the expiration of the Review Period. If the Seller delivers an Objection Notice to Purchaser prior to the expiration of the Review Period as provided in this Section 2.5(b), Purchaser and the Seller shall, for a period of fifteen (15) Business Days thereafter (the “Resolution Period”), attempt in good faith to resolve the matters contained therein, and any written resolution, signed by each of Purchaser and the Seller, as to any such matter or matters shall be final, binding, conclusive and non-appealable for all purposes hereunder. In the event the Seller does not deliver an Objection Notice to Purchaser as provided in this Section 2.5(b) prior to the expiration of the Review Period, the Seller shall be deemed to have agreed to the Preliminary Statement in its entirety, which Preliminary Statement or undisputed portions thereof (as the case may be) shall be final, binding, conclusive and non-appealable for all purposes hereunder.
(c)If, at the conclusion of the Resolution Period, Purchaser and Seller have not reached an agreement with respect to all disputed matters contained in the Objection Notice, then within ten (10) Business Days thereafter, Purchaser and the Seller shall submit for resolution those matters remaining in dispute to PricewaterhouseCoopers or, if

PricewaterhouseCoopers is unable or unwilling to serve or is no longer independent from any Party at the time of its appointment, then another nationally recognized independent or neutral and impartial accounting, consulting, valuation or dispute resolution firm mutually agreed to by the Seller and the Purchaser (the firm ultimately chosen, the “Accounting Firm”). The Accounting Firm shall act as an expert not an arbitrator and render a determination, based solely on the written presentations of Purchaser and Seller and not by independent review, solely of those matters submitted to it in accordance with the first sentence of this Section 2.5(c). Purchaser and Seller shall direct the Accounting Firm to render a resolution of all such disputed matters within thirty (30) days after its engagement or such other period agreed upon in writing by Purchaser and Seller. The resolution of the Accounting Firm shall be set forth in a written statement delivered to each of Purchaser and Seller and shall be final, binding, conclusive and non-appealable for all purposes hereunder. The Preliminary Statement, once modified and/or agreed to in accordance with this Section 2.5, shall become the “Final Statement,” and the calculation of Closing Consideration as set forth in the Final Statement is referred to as the “Final Closing Consideration.”
(d)All fees and expenses relating to the work performed by the Accounting Firm shall be borne by Purchaser, on the one hand, and the Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense.
(e)If the Estimated Closing Consideration exceeds the Final Closing Consideration (the amount of such excess, the “Downward Adjustment Amount”), then Seller and Purchaser shall, within five (5) Business Days after the date on which the Preliminary Statement becomes the Final Statement, execute and deliver a joint written instruction to the Escrow Agent to (i) if the Downward Adjustment Amount is less than or equal to the amount of the Escrow Funds, disburse to Purchaser from the Escrow Funds an amount equal to the Downward Adjustment Amount and release the remaining Escrow Funds, (if any) to Seller, or (ii) if the Downward Adjustment Amount exceeds the Escrow Funds, disburse to Purchaser from the Escrow Funds the full amount of the Escrow Funds and Seller shall pay Purchaser the amount by which the Downward Adjustment Amount exceeds the Escrow Funds by wire transfer of immediately available funds to an account designated by Purchaser in writing within five (5) Business Days after the date on which the Preliminary Statement becomes the Final Statement.
(f)If the Final Closing Consideration exceeds the Estimated Closing Consideration (the amount of such excess, the “Upward Adjustment Amount”), then (i) Purchaser shall pay, within five (5) Business Days after the date on which the Preliminary Statement becomes the Final Statement, an amount equal to the Upward Adjustment Amount by wire transfer of immediately available funds to an account designated by Seller in writing, and (ii) the Seller and Purchaser shall promptly execute and deliver a joint written instruction to the Escrow Agent to effectuate the disbursement of the Escrow Funds to the Seller by wire transfer in immediately available funds to an account designated by Seller in writing.
(g)If the Final Closing Consideration equals the Estimated Closing Consideration, then (i) Seller and Purchaser shall promptly execute and deliver a joint written instruction to the Escrow Agent to effectuate the disbursement of the Escrow Funds to the Seller by wire transfer in immediately available funds to an account designated in writing by Seller, and (ii) no additional amounts shall be paid by or to any Party in respect of any adjustment to the Closing Consideration pursuant to this Section 2.5.

2.6Payment of Additional Payments. Any Additional Payment required to be paid to the Seller pursuant to the terms of this Agreement or the Escrow Agreement shall be paid to or on behalf of the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller.
Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as otherwise set forth in the Disclosure Schedules, the Seller represents and warrants to Purchaser as follows:
3.1Organization. The Company is a limited liability company, duly organized and validly existing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority to carry on its business as now conducted and to own or lease and operate its properties and assets, and is duly qualified to do business as a foreign entity under the laws of each jurisdiction where such qualification is necessary. Purchaser has been furnished with a complete and correct copy of the Governing Documents, each as amended to date, of the Company, and such Governing Documents are in full force and effect.
3.2Power and Authority. The Company has all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to carry out its obligations under such Transaction Documents and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which the Company is a party and the consummation of the Contemplated Transactions have been duly and validly authorized by the Company and no other proceedings on the part of the Company are necessary to approve the Transaction Documents to which the Company is a party or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other Parties, constitutes the valid and binding agreement of the Company enforceable against the Company in accordance with the terms and conditions of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”).
3.3Authorization of Governmental Authorities. No Consent, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with such Person’s execution and delivery of this Agreement and consummation of the Contemplated Transactions, except for (a) such filings as may be required under the HSR Act, and (b) as set forth on Schedule 3.3(b).
3.4No Conflicts. Except as set forth on Schedule 3.4, the execution and delivery of the Transaction Documents to which the Company is a party, as applicable, does not, and the consummation of the Contemplated Transactions, and performance by the Company of its obligations hereunder and thereunder, will not: (a) result in a violation or breach of any provision of the Governing Documents of the Company, (b) result in a material violation or material breach of any provision of any Law or Order applicable to the Company, or (c) require the Consent of any Person under, conflict with, result in a material violation or breach of, constitute a default under or result in the acceleration of any Material Contract.
3.5Capitalization of the Company. Schedule 3.5 sets forth a true, correct and complete list of all outstanding equity interests of the Company (including the number and class held by each holder thereof). All of the outstanding Company Units have been validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.5 or as set forth in the

Company Operating Agreement, (a) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, equity appreciation rights, “phantom” equity rights, calls, puts, rights to subscribe, Contracts, agreements, arrangements or commitments of any kind to which the Company is a party relating to the sale or issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Company Units or which restrict the transfer of any such Company Units, and (b) there are no outstanding contractual obligations, commitments or arrangements (contingent or otherwise) of the Company to repurchase, redeem or otherwise acquire any Company Units or other equity interests or any other securities of the Company.
3.6Subsidiaries. The Company has no Subsidiaries and does not own any capital stock of, or other equity interest in, or any interest convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, any other Person.
3.7Financial Statements.
(a)Attached to Schedule 3.7(a) are copies of (a) the unaudited consolidated financial statements of the Company consisting of a balance sheet as of December 31, 2024 and December 31, 2025, and the related statements of income and cash flows for the fiscal year then ended (the “Annual Financial Statements”), and (b) the unaudited consolidated financial statements of the Company consisting of a balance sheet as of May 31, 2026 (the “Balance Sheet” and the date of such Balance Sheet, the “Balance Sheet Date”), and the related consolidated statements of income for the five (5) month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, including any notes and schedules thereto, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistent with the Company’s past practices and fairly present in all material respects the consolidated financial condition and the results of operations of the Company as of the respective dates of, and for the periods referred to in, the Financial Statements, subject to, in the case of the Interim Financial Statements, the absence of the statements of retained earnings, members’ equity and cash flows, footnote disclosure and normal year-end adjustments.
(b)The accounts receivable reflected in the Balance Sheet and the accounts receivable of the Company accrued since the Balance Sheet Date (the “Receivables”), resulted from the bona fide sale of services by the Company in the Ordinary Course.
(c)The accounts payable of the Company reflected in the Balance Sheet or accrued since the Balance Sheet Date arose from bona fide transactions in the Ordinary Course, and no such account payable or note payable is delinquent in its payment in any material respect. Since the Balance Sheet Date, the Company has paid its accounts payable in the Ordinary Course in all material respects.
3.8Real Property.
(a)The Company has no Owned Real Property.
(b)Schedule 3.8(b) attached hereto contains a list of all written agreements to which the Company is a party, whether as lessor, lessee, sublessor, sublessee, licensor or licensee, for the leasing, rental, use or occupancy of real property (the “Real Property Leases” and the real property subject thereto, the “Leased Real Property”). Except as set forth on Schedule 3.8(b), the Real Property Leases are in full force and effect, and are enforceable in accordance with their terms, subject to proper authorization and execution of such Real Property Leases by the other parties thereto and the General Enforceability Exceptions. Except as set forth on Schedule 3.8(b): (i) the Company is not in breach or default under any of the Real Property

Leases, whether in its capacity as landlord, sublandlord or licensor, or as tenant, subtenant or licensee, nor has it received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under such Real Property Leases; (ii) to the Knowledge of the Seller, the other party to each Real Property Lease is not in breach or default under such Real Property Lease, (iii) the Company has a good and valid (A) leasehold or license interest in all Leased Real Property that it occupies and (B) landlord, sublandlord or licensor interest in all Leased Real Property that it grants to others, (iv) the Company has not collaterally assigned, mortgaged, deeded in trust or granted any other Encumbrance in such Real Property Lease or any interest therein other than Permitted Encumbrances, and (v) there are no Encumbrances granted by the Company affecting the Real Property Leases, other than Permitted Encumbrances.
3.9Absence of Certain Changes and Events. Since the Balance Sheet Date, there has not been any Material Adverse Effect. Except as set forth on Schedule 3.9, since the Balance Sheet Date the Company has not taken any of the following actions:
(a)made material changes in any method of accounting, accounting practice, or cash management practice of the Company, except as disclosed in the notes to the Financial Statements;
(b)incurred, assumed or guaranteed any Indebtedness in excess of $250,000, in the aggregate;
(c)made any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its assets to its stockholders;
(d)sold or disposed of any of the assets shown or reflected on the Balance Sheet, except in the Ordinary Course and except for any assets having an aggregate value of less than $250,000;
(e)other than in the Ordinary Course (i) increased the compensation of any officer or manager in excess of $100,000 individually, or $500,000 in the aggregate, other than as provided for in any Employee Plan or (ii) entered into, amended or terminated any material employment, retention or change in control Contract with any Employee with compensation in excess of $100,000 individually, or $500,000 in the aggregate;
(f)except as required by applicable Law or in the Ordinary Course, adopted, amended or modified any Employee Plan, the effect of which in the aggregate would increase the annual obligations of the Company under the Employee Plans by more than 10% of its existing annual obligations under the Employee Plans;
(g)acquired by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $250,000 in the aggregate;
(h)adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;
(i)made any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or made any loan or advance (other than travel and similar advances to its employees) in excess of $250,000 in the aggregate to any Person other than in the Ordinary Course;

(j)entered into, modified or terminated any labor or collective bargaining agreement;
(k)paid, discharged, settled or satisfied any material Legal Proceedings, other than in the Ordinary Course;
(l)amended its Governing Documents;
(m)experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in an aggregate amount in excess of $250,000;
(n)received notice, in writing, or to Company’s Knowledge, orally, from any Person regarding the acceleration, termination, modification or cancelation of a Material Contract outside of the Ordinary Course;
(o)forgiven, canceled, compromised, waived or released any Indebtedness owed to it outside of the Ordinary Course;
(p)failed to pay any creditor any amount owed to such creditor when due or grant any extensions of credit, in each case, other than in the Ordinary Course;
(q)collected its accounts receivable or paid any outstanding liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the Ordinary Course;
(r)made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax Return, filed any Tax Return in a manner inconsistent with past practice or in a jurisdiction where the Company has not previously filed a Tax Return, surrendered any right to claim a credit or of material Taxes, initiated, settled or compromised any Legal Proceeding in respect of Taxes, entered into any contractual obligation in respect of Taxes with any Governmental Authority or other Person; or
(s)entered into any agreement, in writing or otherwise, to take any of the foregoing actions (other than as contemplated in this Agreement).
3.10Taxes. Except as set forth on Schedule 3.10:
(a)All Tax Returns required to be filed by the Company have been timely filed with the appropriate Tax Authorities, taking into account any applicable extensions. All Taxes owed by the Company have been timely paid or, if not so paid, have been appropriately reserved for in the Balance Sheet. Each such Tax Return is and was complete and accurate in all material respects.
(b)No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed in writing by any Tax Authority that have not been resolved and, if required, paid. There are no pending or ongoing audits of any Tax Returns with respect to the Company by the relevant Tax Authorities. The Company has not waived any statute of limitations relating to Taxes, and has not agreed to any extension of time with respect to a Tax assessment or deficiency related to any such Taxes (other than pursuant to automatic, statutory extensions to file Tax Returns), which waiver or extension is in effect as of the date hereof.
(c)There are no Encumbrances for Taxes on any of the assets of the Company, other than Permitted Encumbrances.

(d)The Company is not a party to or bound by any Tax allocation or Tax sharing agreement (excluding, for this purpose, any agreement entered into in the Ordinary Course that is primarily not related to Taxes, such as leases, licenses or credit agreements).
(e)The Company is not a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2). The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 (or any similar Law).
(f)The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party. All IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, and Company has maintained all documentation, as required by Law, relating to the withholding and remittance of such Taxes.
(g)Except as set forth on Schedule 3.10(g), the Company is not currently, and has not been during the last six (6) years, the subject of any Tax audit or examination, dispute or investigation. The Company has not received any notice of any proposed or threatened Tax matter, dispute, inquiry, investigation or assessment relating to Taxes or of any proposed adjustments to any Tax Returns previously filed. No claim has been made by any Governmental Authority in writing or, to the Knowledge of the Seller, otherwise in any jurisdiction where Company does not file Tax Returns that Company is, or may be, subject to Tax by such jurisdiction.
(h)No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or with respect to the Company. The Company has not executed any power of attorney with respect to any Taxes, other than powers of attorney that are no longer in force.
(i)The Company has not had its equity interests distributed by another Person in a transaction satisfying or intending to satisfy the requirements of Section 355 or Section 361 of the Code.
(j)The Company will not be required to include any item in taxable income or exclude any item of deduction or loss from taxable income for any Post-Closing Tax Period as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or before the Closing Date; (ii) the long-term contract method of accounting; (iii) any installment sale or open transaction method; (iv) under Section 108(i) of the Code; (v) as a result of any intercompany transactions or any excess loss account described in Treasury Regulations Section 1.1502-19 (or any similar provision of state, local or foreign Law); (vi) any prepaid amount received on or before the Closing Date; (vii) use of an improper method of accounting on or before the Closing Date; (viii) any change in method of accounting (including adjustments pursuant to Section 481 of the Code) for a Pre-Closing Tax Period; (ix) any deferred revenue or prepaid amount received on or before the Closing Date; or (x) as a result of any debt instrument held before the Closing that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code.
(k)The Company does not engage in activity that creates a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(l)The Company is, and has been for the last six (6) years, properly classified as a partnership for U.S. federal and applicable state income Tax purposes.
(m)Except as set forth on Schedule 3.10(m), the Company has not (i) deferred the payment of any “applicable employment taxes” under Section 2302 of the CARES Act or (ii) claimed the “employment retention credit” within the meaning of Section 2301 of the CARES Act or any other Tax credit applicable to employment Taxes under the Families First Coronavirus Response Act of 2020.
(n)Notwithstanding anything to the contrary herein, (i) the representations and warranties set forth in this Section 3.10 and Section 3.11 (to the extent related to Tax) shall constitute the only representations and warranties relating to any Tax Law or any other Tax matter, and (ii) Seller does not make any representation or warranty regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company, including but not limited to net operating losses, to the extent that such Tax asset or attribute would affect the Tax liability of Purchaser or any of its Affiliates for any taxable period (or portion thereof) beginning on or after the Closing Date, including the ability of Purchaser or any of its Affiliates to utilize any such Tax attributes on or after the Closing.
3.11Employees and Employee Benefits.
(a)Schedule 3.11(a) lists all material employee benefit plans (as defined in Section 3(3) of ERISA), all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other material benefit plans, programs or arrangements, and all material employment, termination, change in control, retention, severance or other similar material contracts or agreements (but not including any benefit plan, program or arrangement administered, sponsored or maintained by any Governmental Authority) (i) that are maintained, contributed to or sponsored by the Company for the benefit of any Employee or (ii) with respect to which the Company has any material obligation to any Employee (collectively, the “Employee Plans”).
(b)Except as set forth on Schedule 3.11(b), (i) each Employee Plan has been established and administered in accordance with its terms and applicable Law in all material respects and the Company is not in any respect in default under or in violation of the terms of any Employee Plan, (ii) there are no pending or, to the Knowledge of the Seller, threatened (in writing) actions, claims or lawsuits relating to any Employee Plans (other than routine benefit claims), including without limitation any actions, claims or lawsuits with respect to any Employee Plan by any current or former employee, officer or director of the Company, and (iii) no Employee Plan is, to the Knowledge of the Seller, the subject of an examination or audit by a Governmental Authority.
(c)Except as set forth on Schedule 3.11(c), neither the Company nor any trade or business (whether or not incorporated) which is (or has in the last three (3) years been) under common control, or which is (or in the last three (3) years been) treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code has in the last three (3) years contributed or has been obligated to contribute or had any Liability under any “employee pension plan,” as defined in Section 3(2) of ERISA, that (i) is subject to Title IV of ERISA or the minimum funding standards of Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code or (ii) is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA). None of the Employee Plans is a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(d)Except as set forth on Schedule 3.11(d), no Employee Plan exists that would reasonably be expected to (i) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee or (ii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code from the Company, in each of (i) or (ii) above, as a result of the execution of this Agreement or the consummation of the Contemplated Transactions.
(e)Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Employee Plan.
(f)With respect to all Employee Plans, the Company has made available to Purchaser true and complete copies of the following, as applicable: (i) the most recent determination letter, if any, received by the Company from the IRS, (ii) all pending applications for rulings, determinations, opinions, and no action letters filed with any Governmental Authority, (iii) the three (3) most recently filed Annual Report/Return (Form Series 5500) with financial statements, if any, and attachments, (iv) Employee Plan documents, summary plan descriptions, trust agreements, insurance contracts, service agreements and all related material contracts and documents (including any material employee summaries and material employee communications), and (v) all closing letters, audit finding letters, and revenue agent findings issued by any Governmental Authority.
3.12Compliance with Laws; Permits.
(a)Other than with respect to Laws concerning Taxes (which are addressed in Section 3.10 above), Laws concerning employee benefits (which are addressed in Section 3.11(b) above), Environmental Laws (which are addressed in Section 3.16 below), Laws concerning employees and labor matters (which are addressed in Section 3.17 below), Laws concerning intellectual property (which are addressed in Section 3.18 below) and Healthcare Regulatory Laws (which are addressed in Section 3.19 below), the Company is and has been in compliance in all material respects during the last three (3) years with all applicable Laws to which the Company is subject. During the last three (3) years, the Company has not received any written notice, action or assertion from any Governmental Authority other than routine surveys, inspections, audits, reviews, deficiency notices or similar communications received in the Ordinary Course, that is unresolved, nor, to the Knowledge of the Seller, has any such notice, action or assertion been filed or commenced against the Company alleging, in each case, that the Company is not in material compliance with any applicable Laws.
(b)Schedule 3.12(b) sets forth a complete and accurate list of all material Permits (other than the Healthcare Permits) owned, held or issued in connection with the Business. The Company possesses all of the material Permits necessary for it to lawfully operate its business. Except as set forth on Schedule 3.12(b), (i) all of such material Permits held by or issued to the Company, as applicable, are in full force and effect, (ii) the Company is in compliance with each such material Permit and (iii) no condition exists that with notice or lapse of time or both would constitute a default under such material Permits.
(c)During the last three (3) years, the Company has not received any written notices, warnings or notices of deficiency from any Governmental Authority with respect to the suspension, restriction, revocation or termination of any material Permits (other than deficiencies from routine surveys, inspections or reviews conducted in the Ordinary Course for which corrections have been implemented or are in the process of being implemented), and to the Knowledge of the Seller, no such suspension, restriction, revocation or termination is pending or threatened.

(d)The Company is duly accredited by the Center for Improvement in Healthcare Quality, and the Company has made available to Purchaser complete and accurate copies of the most recent survey reports and lists of deficiencies, if any, from such accreditation agency. No investigations or non-routine surveys by the Center for Improvement in Healthcare Quality or any other Governmental Authority are pending, or to the Knowledge of the Seller, threatened.
3.13Legal Proceedings; Orders. Except as set forth on Schedule 3.13, (a) during the last three (3) years and currently there are no Legal Proceedings or Orders pending or, to the Knowledge of the Seller, threatened in writing against or relating to the Company, at law or in equity, or before or by any Governmental Authority, and (b) the Company is not subject to, or, to its Knowledge, threatened with, any outstanding Order. During the last three (3) years, the Company has complied in all material respects, and is in compliance in all material respects with, all applicable Orders and settlements with Governmental Authorities.
3.14No Undisclosed Liabilities. Except as set forth on Schedule 3.14, the Company has no material Liability of the type that would be required under GAAP to be disclosed on the consolidated financial statements of the Company other than those (a) reflected or reserved against on the Balance Sheet, (b) which have arisen after the Balance Sheet Date in the Ordinary Course, (c) for Taxes, which are addressed in Section 3.10, (d) arising under the Contracts of the Company, (e) otherwise disclosed or described on the Disclosure Schedule, or (f) with respect to any Selling Expenses or Liabilities arising under this Agreement.
3.15Contracts.
(a)Schedule 3.15(a) contains a complete and accurate list as of the date hereof, and the Company, subject to applicable Antitrust Laws, has made available to Purchaser copies, of each of the following Contracts to which the Company is a party (collectively, the “Material Contracts”):
(i)all Contracts involving aggregate consideration in excess of $750,000 and requiring performance by any party for more than one (1) year from the date hereof, which, in each case, cannot be cancelled by the Company, as applicable, without penalty or without more than 90 days’ notice;
(ii)all Contracts that relate to the sale or lease of any of the Company’s assets, other than in the Ordinary Course (by merger, purchase or sale of stock, membership interests, assets or otherwise);
(iii)all Contracts that relate to (A) the acquisition of any business or any stock, membership interests or assets of any other Person, or any real property, whether by merger, purchase or sale of stock or membership interests, sale of assets or otherwise, involving aggregate consideration in excess of $750,000, within the five (5)-year period prior to the date hereof, or (B) any joint venture with any other Person that involves continuing payment or performance obligations of the Company;
(iv)all Contracts relating to Indebtedness in excess of $500,000;
(v)all Contracts pursuant to which the Company licenses to or from any third party any Intellectual Property, other than (A) shrink-wrap, click-wrap and off-the-shelf software licenses, and other licenses of software that is commercially available to the public generally, (B) licenses with licenses, maintenance, support and other fees of $500,000 or less, (C) non-exclusive licenses granted in the Ordinary Course to vendors and service providers in connection with their providing services to the Company, and (D) non-exclusive licenses granted in the Ordinary Course that are ancillary to the sale or provision of goods or services (collectively, the “IP Licenses”);
(vi)all collective bargaining agreements or other material Contracts with any labor organization, union or association to which the Company is a party;
(vii)all Contracts between the Company, the Seller, or the Seller Affiliates, in each case with respect to the Business, with any referral source as defined by the Healthcare Regulatory Laws, including any physician on the Company’s medical staff;
(viii)independent contractor, consulting, sales, or commissions Contracts;
(ix)advertising or marketing Contracts or any similar such agreements which provide for annual payments in excess of $250,000;
(x)any Contract between the Company, on the one hand, and MVH or its Wholly-Owned Subsidiaries, on the other hand;
(xi)any Contract between the Company, on the one hand, and Seller or any Affiliate of the Seller, on the other hand;
(xii)Contracts with any Third Party Payor involving aggregate annual consideration to the Company in excess of $500,000 (collectively, the “Material Payor Agreements”) or suppliers involving aggregate annual purchases in excess of $500,000 by the Company (collectively, the “Significant Supplier Agreements”);
(xiii)any power of attorney or other similar Contract for a grant of agency;
(xiv)any employment agreement, severance agreement or other contract for employment by the Company of any individual having total annual compensation in excess of $100,000;
(xv)any joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person;
(xvi)any agreement or Contract containing any covenant or provision materially restricting the Company or Business from competing with any other Person in any geographic area, other than any such covenant or provision that does not materially restrict or limit the operation of the Company or Business as currently conducted;
(xvii)any Contract with a labor union;
(xviii)any bonus, pension, stock, options, stock purchases, phantom interests, profit sharing, retirement or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement, including any Contract providing for the payment of cash or other compensation or benefits upon the consummation of the Contemplated Transactions, including all Contracts pertaining to the Employee Plans;
(xix)any Contract under which the Company has, or may have, any liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses), including any such Contract entered into in connection with this Agreement or the Contemplated Transactions;
(xx)any Contract containing any outstanding general or special powers of attorney executed by or on behalf of the Company;
(xxi)any Contract under which Company’s ability to use, disclose, license, or enforce, or grant an exclusive right to, any material Intellectual Property right is affected, other than off-the-shelf or shrink-wrap software licenses;
(xxii)any Contract with any Governmental Authority, other than any payor Contracts with Federal Healthcare Programs, but including any settlement, conciliation, or similar agreement with any Governmental Authority which has executory obligations;
(xxiii)any Contract for the provision or receipt of administrative or management services relating to clinical services or clinical operations under which the Company is obligated to pay, or is entitled to receive, more than $500,000 in the aggregate during any twelve (12)-month period;
(xxiv)any Contract directly or indirectly with any healthcare facility or provider, including any hospital, health system, surgery center, or other such facility, that receives services from the Company;
(xxv)any Contract containing any requirements, supply or exclusivity provision or any “most favored nation,” “most favored pricing,” or similar clause in favor of any Person;
(xxvi)any employment, independent contractor, services, or other Contract with any physician or any other clinical provider which is not otherwise disclosed pursuant to this Section 3.15(a);
(xxvii)each Contract with any Material Supplier and Material Payor; and
(xxviii)any Contract proving for indemnification, advancement of expenses or exculpation by the Company of any D&O Indemnified Person.
(b)Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms (assuming each such Contract is a valid and binding obligation of each of the parties thereto other than the Company, as applicable), except to the extent enforceability may be limited by the General Enforceability Exceptions. Except as set forth on Schedule 3.15(b), neither the applicable Company, nor, to the Knowledge of the Seller, any other party, is in violation or breach of or in default under any Material Contract, nor does there exist any event, condition or omission with respect to the Company, nor to Company’s Knowledge, any other party that, with or without the giving of notice, lapse of time or both, would result in a violation or breach of, or constitute a default under or would give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under any Material Contract, or result in the creation of any Encumbrances upon any of the assets or properties of the Company. Seller has made available to Purchaser (i) true, correct and complete copies, in all material respects, of each written Material Contract, in each case as amended or otherwise modified and as currently in effect.
3.16Environmental Matters.
(a)Except as set forth on Schedule 3.16:

(i)the Company is and has been in compliance in all material respects during the last three (3) years with all Environmental Laws;
(ii)the Company holds all material Environmental Permits required for the current operation of its Business, and is in compliance in all material respects with such Environmental Permits, and all such Environmental Permits are set forth on Schedule 3.12(b);
(iii)during the last three (3) years, the Company has not received any written notice, demand, letter or request for information that is outstanding or unresolved alleging violation of any Environmental Law and, as of the date hereof, no Environmental Claim is pending or, to the Knowledge of the Seller, threatened against the Company.
(iv)during the last three (3) years, to the Knowledge of the Seller, there has been no Release of Hazardous Materials at, on, from or to the Leased Real Property in a manner that would reasonably be expected to result in a material Liability under Environmental Laws;
(v)there are no underground storage tanks, asbestos-containing materials, lead-based paint, PCBs or legionella at the Hospital except, for each of the foregoing, that are present at the Hospital in compliance in all material respects with applicable Environmental Laws; and
(vi)there are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened that seek the revocation, cancellation, suspension or material adverse modification of any Environmental Permit.
(b)The Company has made available to Purchaser all material environmental audits, reports and assessments that are in its possession and have been prepared in the last three (3) years concerning the Leased Real Property.
(c)This Section 3.16 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters related to environmental and employee safety and Hazardous Materials.
3.17Employment and Labor Matters.
(a)Except as set forth on Schedule 3.17(a): (i) to the Knowledge of the Seller, no labor union is organizing to represent any Employees, (ii) there is no labor strike, labor dispute, litigation, arbitration, administrative proceeding, or work stoppage relating to labor matters involving any Employee pending or, to the Knowledge of the Seller, threatened, (iii) the Company is not subject to any collective bargaining agreement, labor contract, or similar agreement with any labor union, trade union, works counsel, or other employee representative, (iv) the Company is in material compliance with all applicable employment and labor Laws in connection with the employment of the Employees, (v) as of the date hereof, there are no pending or, to the Knowledge of the Seller, threatened actions, claims or lawsuits brought by any Employee under any employment Laws in connection with his or her employment with the Company, respectively, (vi) there are no Unfair Labor Practice (as defined in the National Labor Relations Act) charges before a labor relations board or any similar authority currently pending or, to the Knowledge of the Seller, overtly threatened, involving the Company, (vii) no present or former employee of the Company has, during the last three (3) years, provided written notice to the Company of or, to the Knowledge of the Seller, threatened to file any claim against the Company on account of or for (A) overtime pay, (B) wages or salary, (C) vacation time or pay in lieu of vacation time off, or (D) any violation of any Law relating to wages or work hours, and, in each case, to the Knowledge of the Seller, there exists no basis for any such claim, and (viii)

during the last three (3) years, no Person has given written notice to the Company of or, to the Knowledge of the Seller, threatened to file any claim against the Company under or arising out of any Laws relating to employer-employee relationships, labor relations, employee entitlements, discrimination in employment or employment practices, immigration, or plant closings, and, to the Knowledge of the Seller, there exists no basis for any such claim.
(b)Schedule 3.17(b) sets forth a complete list of the names of all Persons who are current employees or independent contractors of the Company, specifying (i) with respect to each hourly employee, the title and rate of hourly pay, (ii) with respect to each salaried employee, the title and rate of salary, (iii) and with respect to each such Person (A) the date of hire, (B) whether the employee is classified as exempt or non-exempt under the Fair Labor Standards Act, or any other applicable wage and hour Law, (C) active or inactive status, and (D) the state in which such Person is employed.
(c)At all times during the last three (3) years, the Company has properly classified individuals providing services as independent contractors or employees and as exempt or non‑exempt under applicable wage and hour Laws, and has properly reported compensation paid to such service providers. Except as set forth on Schedule 3.17(c) and excluding offer letters in the Ordinary Course and consulting or independent contractor agreements terminable for convenience, the Company is not a party to any employment, consulting or independent contractor agreement providing for annual compensation expected to exceed $250,000. No employee or service provider at department director or vice president level or above has informed the Company in writing of plans to terminate employment or services, and, to the Knowledge of the Seller, no such Person plans to terminate employment or services.
(d)The Company is not, and has not been at any time during the last three (3) years, delinquent in payments to employees for wages, salaries, commissions, bonuses or other compensation (including paid time off and other benefits) or in the payment to the appropriate Governmental Authority of required Taxes, insurance, Social Security and withholding thereon.
(e)At all times during the last three (3) years: (i) each Person employed by, or performing services on behalf of the Company, is and has been authorized to work in the United States for the Company, (ii) with respect to employees of the Company, the Company is and has been in material compliance with the Immigration Reform and Control Act of 1986 and its implementing regulations (the “Immigration Act”), (iii) for employees for whom compliance is required, the Company has obtained and retained a complete and accurate copy of each such employee’s Form I‑9 and all other required records, and (iv) the Company has not been cited, fined, served with a Notice of Intent to Fine or a Cease and Desist Order, nor has any proceeding been initiated or threatened, by reason of any alleged failure to comply with the Immigration Act.
(f)In the past three (3) years, and as of the date hereof, the Company is and has been in material compliance with the “plant closing” and “mass layoff” provisions of the WARN Act and any applicable state mini‑WARN Laws.
(g)In the last three (3) years, no written or, to the Knowledge of Seller, verbal allegations of sexual harassment have been made to the Company against any individual in his or her capacity as an employee of Company at a level of department director or vice president or above or in any managerial position.
(h)This Section 3.17 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters relating to labor and employment, including those arising under labor and employment Laws.
3.18Intellectual Property.

(a)Schedule 3.18(a) lists all material issued Patents, registered Marks, pending applications for registrations of any Marks and pending Patent applications, registered Copyrights and pending applications for registration of any Copyrights, in each case, held by the Company (the “Registered IP”) and material unregistered Marks owned and used by the Company. Except as set forth on Schedule 3.18(a), each item of Registered IP is subsisting, and has not been abandoned or cancelled. Except set forth on Schedule 3.18(a), no Legal Proceeding is pending, or to the Knowledge of the Seller, is threatened, challenging the validity, enforceability, registration, ownership or use of any Registered IP.
(b)The operation of the Company does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property Right of any third Person in any material respect. Except as set forth on Schedule 3.18(b), no Legal Proceeding is pending or, to the Knowledge of the Seller, is threatened, accusing the Company of infringement, misappropriation, dilution, or violation of any Intellectual Property Rights of any Person in connection with the operation of the Company.
(c)The Company and, to the Knowledge of the Seller, each other party thereto is in compliance with and has performed all obligations required under the IP Licenses. The Company is not in material breach of or default under any IP license, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default by the Company under such IP License. To the Knowledge of the Seller, no third party is in material breach or default under any IP License in any respect. The consummation of the Contemplated Transactions will not afford any party to any IP License the right to terminate any IP License.
(d)This Section 3.18 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters relating to intellectual property, including those related to Intellectual Property Rights.
3.19Healthcare Regulatory Compliance.
(a)Compliance with Healthcare Regulatory Laws.
(i)The Company is, and for the last six (6) years has been, in compliance in all material respects with all applicable Healthcare Regulatory Laws. During the last six (6) years, the Company has not received any written notice from any Governmental Authority alleging any violation by the Company or, to the Knowledge of the Seller, any of its directors, officers, managers, or employees, of any Healthcare Regulatory Law, in each case which remains unresolved.
(ii)Neither the Company nor any of its equity owners, directors or officers, employees, or, to the Knowledge of the Seller, agents or contractors, who provide, order, arrange for, or refer items or services reimbursed by any Federal Healthcare Program is, or ever has been:
(A)convicted of or charged or threatened in writing with prosecution or, to the Knowledge of the Seller, is under an investigation or subject to any enforcement action by a Governmental Authority, including CMS, the U.S. Department of Health and Human Services Officer of Inspector General, Office for Civil Rights and the DOJ, or assessed any Civil Monetary Penalty, for any violation of a Healthcare Regulatory Law, including any Law applicable to a healthcare program defined in 42 U.S.C. §1320a-7b(f) (“Federal Healthcare Program”);

(B)convicted of, charged with, or, to the Knowledge of the Seller, investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances; or
(C)excluded, suspended or debarred from, or has ever been excluded, suspended or debarred from, participation, or are otherwise ineligible to participate, in any Federal Healthcare Program, or committed any violation of Law that qualifies as the basis for any such exclusion, suspension, debarment or other ineligibility.
(iii)The billing and claims submission practices of the Company with respect to Third Party Payors comply in all material respects with all applicable Laws and the policies of such Third Party Payors. During the last three (3) years, the Company has not billed or received and unlawfully retained any payment or reimbursement in excess of amounts allowed by applicable Law or the policies of such Third Party Payors, except for routine overpayments refunded in the Ordinary Course which are not, individually or in the aggregate, material to the Business. Other than routine payor audits, no Governmental Authority, Third Party Payor or other Person has conducted, or has given the Company any written notice or any other communication that it intends to conduct, any audit or other review of the Company, with regard to the participation of the Company in, the provision of services under, or submission of claims to any Third Party Payor. Other than routine payor audits, the Company has no reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental Authority or Third Party Payor.
(iv)During the last six (6) years, the Company has not received written notice from any Federal Healthcare Program or Third-Party Payor alleging that any claim for reimbursement by the Company was false or fraudulent or gives rise to liability under, the False Claims Act, 31 U.S.C. § 3729 – 3733, any similar state false claims act, the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, or any other Healthcare Regulatory Laws, except for routine audits, reviews, overpayments, refunds, adjustments, denials and appeals in the Ordinary Course that would not, individually or in the aggregate, result in a Material Adverse Effect.
(v)Except as set forth on Schedule 3.19(a)(v), (i) neither the Company nor any manager, director, officer, employee, or, to the Company’s Knowledge, agent, or independent contractor of the Company, is or has been during the last six (6) years, subject to any audit, investigation, litigation, action, proceeding or order related to Healthcare Regulatory Laws by any Governmental Authority that remains outstanding or that contains executory provisions (ii) no investigation or review by any Governmental Authority related to the Healthcare Regulatory Laws with respect to the Company is pending or has ever been conducted within the last six (6) years, and (iii) during the last six (6) years, no investigation or review by any Governmental Authority related to the Healthcare Regulatory Laws is or has been threatened, in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same, nor has the Company, nor any of the directors, officers, employees, agents or contractors of the Company, received written notice from any Governmental Authority of any pending or threatened investigations with respect to the Company.
(vi)Except as set forth on Schedule 3.19(a)(vi), neither the Company nor any director, officer, employee, or to Company’s Knowledge, agent or independent contractor of the Company (i) is, or has been at any time during the last six (6) years, a party or subject to a Corporate Integrity Agreement with the Office of Inspector General (“OIG”), (ii) has, or had during the last six (6) years, any reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (iii) to the Knowledge of the Seller, is or has been during the last six (6) years, the subject of any Federal Healthcare Program or Third-

Party Payor investigation, other than routine reviews and audits, (iv) is, or has been during the last six (6) years, a defendant in any qui tam or False Claims Act litigation, (v) has been served with or received during the last six (6) years any search warrant, subpoena, civil investigative demand, written, or to the Knowledge of the Seller, oral contact letter or other contact by or from any Governmental Authority, (vi) has, in the last six (6) years, received any written complaint from any patient, employee, independent contractor, vendor, licensed professional, or any other Person that would indicate that the Company or any director, officer, employee, agent, or independent contractor of the Company has violated any Healthcare Regulatory Law in any material respect; or (vii) has made during the last six (6) years a voluntary disclosure to the OIG pursuant to the OIG’s self-disclosure protocol or otherwise.
(vii)Except as set forth on Schedule 3.19(a)(vii), each Practitioner employed by the Company (i) has been during the last six (6) years and is currently duly licensed or authorized, as applicable, to practice such Practitioner’s profession in the state of practice, as applicable and necessary based on the location at which such Practitioner has provided services, (ii) has not been reprimanded, sanctioned, excluded, or disciplined by any licensing board or any other Governmental Authority, Federal Healthcare Program, Government Reimbursement Program, or Third-Party Payor at any time during the last six (6) years, (iii) has valid professional liability insurance in place in amounts not less than commercially reasonable levels, (iv) to the Knowledge of the Seller, has not received any written notice of any violation or alleged violation of any Healthcare Regulatory Laws during the last six (6) years, and (v) has not been found liable or responsible for any civil offense relating to healthcare fraud during the last six (6) years.
(viii)Schedule 3.19(a)(viii) sets forth a complete and accurate list of all material Permits owned, held or issued in connection with the Business pursuant to the Healthcare Regulatory Laws (the “Healthcare Permits”). The Company possesses all of the material Healthcare Permits necessary for it to lawfully operate its business. Except as set forth on Schedule 3.19(a)(viii), (i) all of such Healthcare Permits held by or issued to the Company, as applicable, are in full force and effect, (ii) the Company is in compliance with each such Healthcare Permit and (iii) to the Knowledge of the Seller, no condition exists that with notice or lapse of time or both would constitute a default under such Healthcare Permits. During the last six (6) years, the Company has timely filed all material filings and reports of every kind whatsoever required in connection with the Healthcare Permits. Except as disclosed on Schedule 3.19(a)(viii), there are no claims, actions, payment reviews, recoupment or other proceedings or appeals pending or, to the Knowledge of the Seller, threatened before any Governmental Authority, Third-Party Payor, Federal Healthcare Program, Government Reimbursement Program, commission, board or agency, including any intermediary, administrative contractor or carrier, the Centers for Medicare and Medicaid Services or any state department of health or any other state or federal agency with respect to any Government Reimbursement Program or other claims filed or payments received by the Company relating to the Business or any program compliance matters, which would materially adversely affect the Business.
(ix)The Company has, during the last six (6) years, complied in all material respects with all applicable security and privacy standards regarding “protected health information” (as such term is defined under HIPAA) under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.), and the regulations promulgated thereunder (collectively “HIPAA”) and any applicable state or local law or regulation the purpose of which is to protect the privacy of individually identifiable health information. The Company has not received any written notice or other written complaint from any Person regarding the improper use or disclosure of “protected health information” (as defined under HIPAA) by the Company or any of its directors, officers, employees or independent contractors during the last six (6) years. The Company has not notified, either voluntarily or as required by any applicable Law, any affected individual, any third party, any Governmental Authority of any “breach,” “security incident” or other non-permitted “use” or “disclosure” of “protected health information” (as each such term is defined under HIPAA) during the last six (6) years, and the Company is not currently planning to conduct any such notification and is not investigating whether any such notification is required. The Company is in compliance with all applicable regulations and agreements regarding business associates, as that term is defined by HIPAA, and the Company has business associate agreements, as that term is defined by HIPAA, with each business associate.
(x)During the last six (6) years, (A) the Company has completed a periodic security “risk analysis” as described and to the extent required by 45 C.F.R. § 164.308(a)(1)(ii)(A) and (B) the Company or its third-party service provider(s), as applicable, have (i) tested the Company’s information security program (collectively, “Information Security Reviews”), (ii) remediated any high or critical exceptions and vulnerabilities identified in such Information Security Reviews, and (iii) where, individually or in the aggregate, would be material, have used commercially reasonable efforts to install software security patches to identified technical information security vulnerabilities.
(xi)During the last six (6) years, the Company has maintained an information security program that includes safeguards designed to protect the security, confidentiality, and integrity of the IT Assets. The IT Assets, to the Knowledge of the Seller, do not contain any Malicious Code.
(xii)During the last six (6) years, the Company has not made any self-disclosure to any Governmental Authority for any violation of Healthcare Regulatory Laws. There is no litigation or proceeding (at law or in equity) pending or, to the Knowledge of the Seller, threatened, and to the Knowledge of the Seller, there is no inquiry or investigation pending or, to the Knowledge of the Seller, threatened, in each case, with respect to the termination or suspension of the participation by the Company in any Government Reimbursement Program because of alleged violations of or non-compliance with applicable participation requirements.
(xiii)The Company has made available to Purchaser accurate and complete copies of the current compliance program materials for the Business and, during last six (6) years, the Company has conducted the Business in accordance with the compliance program.
(xiv)For the three (3) fiscal or calendar years, as applicable, immediately preceding the date hereof, with respect to applicable reporting periods, the Company has implemented and used certified health information technology as required for CMS Reporting, and has timely filed all required reports, data and other information (including quality and performance data) with CMS (or public or private data registry), or has filed and received from CMS a hardship or other exception. All such reports, data and other information are accurate and correct in all material respects, and, during such six (6)‑year period, neither the Company nor, to the Knowledge of the Seller, any managing employee or officer has knowingly and willfully made a false statement or representation of a material fact in any such submission.
(xv)The Company has timely filed all required Cost Reports relating to the Business for the past six (6) fiscal years, and copies of all such Cost Reports have been made available to Purchaser. All Cost Reports relating to the Business filed by or on behalf of Company during the last six (6) years, accurately reflect, in all material respects, the information required to be included therein, and such Cost Reports do not claim, and the Company has not received, reimbursement in any amount in excess of the amounts allowed by applicable Law or any applicable agreement, except for routine overpayments which, once identified, are refunded in the Ordinary Course. Except as set forth on Schedule 3.19(a)(xv) no facts or circumstances exist that would reasonably be expected to give rise to any material disallowance under any such Cost Reports.
(xvi)The Company is certified for participation in the Medicare, Medicaid, TRICARE and the other Government Reimbursement Programs set forth on Schedule 3.19(a)(xvi), has current and valid provider contracts with each of such programs, and, during last six (6) years, has complied in all material respects with the conditions of participation in such programs. During the last six (6) years, the Company has not received written notice from the Governmental Authorities which enforce the statutory or regulatory provisions in respect of the Government Reimbursement Programs in which the Company participates of any pending or threatened investigations with respect to the operation or conduct of its business. Schedule 3.19(a)(xvi) sets forth a complete and accurate list of all National Provider Identifiers (NPIs) and provider numbers issued to and held by the Company with respect to Government Reimbursement Programs, all of which are in full force and effect.
(b)The Company is, and for the last six (6) years has been, in material compliance with applicable Laws regarding the selection, deselection, credentialing and supervision of its Practitioners, including verification of licensing status and eligibility for reimbursement under Government Reimbursement Programs.
(c)The representations and warranties set forth in this Section 3.19 are the Seller’s sole and exclusive representations and warranties regarding healthcare regulatory compliance matters.
3.20Related Party Transactions.
(a)Except as set forth on Schedule 3.20(a), no Seller Affiliate, officer or director of the Company, or, to the Knowledge of the Seller, any individual in such officer’s or director’s immediate family is, or has been during the last three (3) years (i) a party to any material Contract with the Company (other than pursuant to any Employee Plans or other arrangements with respect to the compensation or employment of employees, officers or directors or Contracts related to the issuance to such Person of Company Units), (ii) had any ownership interest in any property used by the Company, or (iii) had any financial relationship with the Company. Seller has made available to Purchaser complete and accurate copies of all Contracts associated with the matters set forth on Schedule 3.20(a).
(b)Except as set forth on Schedule 3.20(b), there are no intercompany Liabilities of the Company, on the one hand, owed to Surgery Partners or its Affiliates, on the other hand.
3.21Insurance.
(a)Schedule 3.21(a) sets forth a true, correct and complete list of all insurance policies maintained by or for the benefit of the Business (the “Insurance Policies”), indicating with respect to each such policy, the type of insurance, policy number, remaining term, identity of the insurer and whether such policies are on an occurrence or claims made basis. All of such policies are in full force and effect with no premium or contribution arrearage. The Company has given in a timely manner to its insurers all material notices required to be given with respect to all known claims and Actions to the Knowledge of the Seller relating to any material portion of the Company’s business covered by insurance, and no insurer has denied coverage of any such claims or Actions. The Company has not received any notice or other communication from any such insurance company canceling or materially amending any of such insurance policies or threatening to do so.

(b)Except as set forth on Schedule 3.21(b), during the past three (3) years, (i) the Company has not been refused any insurance by, nor has coverage been limited by, in each case, any insurance carrier with which the Company has carried insurance, (ii) no claim has been made or is currently pending by the Company or any other Person under the Company’s Insurance Policies, and (iii) all premiums due under such Insurance Policies have been paid. The Insurance Policies are legal, binding, enforceable, and in full force and effect as of the date hereof, and, except as required by this Agreement, the Company has not taken any action to terminate or modify any Insurance Policy in connection with the Contemplated Transactions. The Company is not, nor to the Knowledge of the Seller, is any other party to any Policy, in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under any Policy.
(c)During the past twelve (12) months, no policy limits for any of the Insurance Policies has been exhausted or materially reduced. Except as set forth on Schedule 3.21(c), the Company has not received any notice of a material increase in premiums with respect to, or any notice of cancellation or non-renewal of, any of its Insurance Policies.
3.22Statutory Funds. Neither the Company nor any of its predecessors has received any loans, grants, loan guarantees, donations, monies, or other financial assistance pursuant to the Hill-Burton Act program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Planning and Resources Development Act, or the Community Mental Health Centers Act, as amended, or similar Laws relating to healthcare facilities, which remain unpaid or which impose any restrictions on the Company.
3.23Medical Staff Matters. The Company has made available to Purchaser true, correct and complete copies of the bylaws and rules and regulations of the medical staff of the Hospital, and a current list of all members of Hospital’s medical staff. Except as disclosed to Purchaser in writing, there are no (a) pending, or to the Knowledge of the Seller, threatened material adverse actions with respect to any medical staff member of the Hospital or any applicant thereto (including any such action for which a judicial review hearing has been requested but not scheduled or scheduled but not completed) in connection with the operation of the Business, or (b) pending, or to the Knowledge of the Seller, threatened material disputes with applicants, medical staff members or health professional affiliates in connection with the operation of the Business; and all appeal periods in respect of any medical staff member or applicant against whom a material adverse action has been taken in connection with the operation of the Business have expired. No medical staff members of the Hospital have resigned or had their privileges revoked or suspended since the Balance Sheet Date.
3.24Experimental Procedures. During the last three (3) years, the Company has not performed or permitted the performance of any experimental or research procedure or study involving patients in the Hospital that were not authorized and/or conducted in all material respects in accordance with the policies and procedures of the Hospital that comply, in all material respects, with applicable Laws.
3.25Inventory. All of the usable inventory and supplies primarily used or held for use in the Business (the “Inventory”) existing on the date hereof will exist on the Closing Date, except for Inventory exhausted or added in the Ordinary Course between the date hereof and the Closing Date. Except to the extent of reserves reflected in the Balance Sheet, all of the Inventory on hand consists of items of a quality usable or saleable in the Ordinary Course.
3.26Title to and Condition of Assets.

(a)The Company has good, valid, and marketable title to or a valid leasehold interest in all of its material assets, including all tangible and intangible assets, free and clear of any Encumbrances, other than Permitted Encumbrances.
(b)All tangible assets owned or leased by the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
(c)The tangible assets owned and leased by the Company are sufficient, in all material respects, for the continued conduct of their respective businesses immediately after the Closing in substantially the same manner as conducted prior to the Closing.
3.27Payors and Suppliers.
(a)Schedule 3.27(a) lists each of the twenty (20) largest third-party suppliers (by dollar volume) of the Company, on a consolidated basis, between January 1, 2025 and December 31, 2025 (each, a “Material Supplier”), and the aggregate dollar value of purchases from each Material Supplier during such period.
(b)Schedule 3.27(b) lists each of the twenty (20) largest third-party payors (by dollar value) of the Company, on a consolidated basis, between January 1, 2025 and December 31, 2025 (each, a “Material Payor”), and the aggregate dollar value of revenue from each Material Payor during such period.
(c)Except as set forth on Schedule 3.27(c), during the last twenty-four (24) months, the Company has not received any written or, to Company’s Knowledge, verbal notice from (i) any Material Supplier stating that such Person will cease to supply products or services to the Company, or will materially reduce its supply of products or services to the Company or (ii) any Material Payor that it shall terminate the Company’s participation in its reimbursement programs. No Material Payor has provided written, or to the Knowledge of the Seller non-written, notice to the Company within the past twenty-four (24) months that it will stop or decrease the rate of its transactions, or otherwise adversely change its business relationship, with the Company, and, to the Knowledge of the Seller, no Material Payor has indicated in writing an intention to do so.
3.28Cybersecurity and Privacy.
(a)The Company is, and at all times during the last three (3) years has been, in compliance in all material respects with all Data Protection Laws applicable to the Company or to the conduct of the Business or operations of the Company, including but not limited to the Company’s receipt, collection, use, storage, maintenance, processing, sharing, security, disclosure, destruction or transfer of Personal Data. The Company does not collect, nor has it collected or transmitted, any Personal Data outside of the United States of America that would subject the Company to any international privacy or cybersecurity Laws.
(b)During the last three (3) years, the Company has not received any subpoenas, written demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Knowledge of the Seller, the Company is not under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law.
(c)During the last three (3) years, no notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or, to the Knowledge of the Seller, initiated against the Company under any applicable Data Protection Law. The Company complies in all material respects with the terms of all published and posted policies, procedures, and notices of the Company relating to its collection, use, or disclosure of Personal Data.
(d)During the last three (3) years, the Company has not experienced any security breaches of Personal Data that would require law enforcement or Governmental Authority notification or any remedial action under any applicable Data Protection Law or Contract. During the last three (3) years, to the Knowledge of the Seller, there has been no unauthorized or illegal collection, access, use, modification, disclosure, or aggregation of any of the Personal Data maintained by the Company, and, to the Knowledge of the Seller, there is no basis for any claims relating to such a breach or violation. There are no pending or, to the Knowledge of the Seller, threatened complaints, actions, fines, or other penalties facing the Company in connection with any data security breaches.
(e)The Company owns or has a valid right to access and use all material computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by the Company regarding the Business (the “IT Assets”). The IT Assets are designed in all material respects to meet the Company’s current needs in the operation of the Business. During the past three (3) years, the Company has taken reasonable steps in accordance with all applicable Data Protection Laws to secure the IT Assets from unauthorized access or use by any Person and to provide for the back-up and recovery of all data and information necessary to the conduct of the Business without material disruption or interruption. During the past three (3) years, the Company has developed, implemented, maintained and used appropriate administrative, organizational, technical and physical safeguards designed to protect the IT Assets from unauthorized access or modification. Such safeguards comply in all material respects with all applicable Data Protection Laws. During the last three (3) years, there has been no material unplanned downtime or service interruption with respect to the IT Assets.
(f)During the last three (3) years, there has been no actual or, to the Knowledge of the Seller, alleged unauthorized access or use of the IT Assets. During the past three (3) years, the Company has implemented reasonable procedures to detect data security incidents. During the past three (3) years, the Company has (x) to the extent required by Data Protection Laws, conducted vulnerability testing, risk assessments, and external audits of, and tracked identified security incidents related to, the IT Assets, and (y) timely installed software security patches and other fixes to identified material technical information security vulnerabilities.
3.29Bank Accounts. The file titled “Project Russet – Bank Accounts (IFCH)” and made available to Purchaser on or prior to the date hereof sets forth (a) a true, correct, and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading, or other similar relationship (each, a “Bank Account”), and (b) a true, correct, and complete list and description of each such Bank Account, indicating in each case the account number and the names of the respective officers, employees, agents, or other similar representatives of the Company having signatory power with respect thereto.
3.30Brokers and Finders. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company, other than obligations to each of Barclays Capital Inc. and Jefferies LLC.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Seller hereby represents and warrants to the Purchaser as follows:
4.1Organization. Seller is (i) a limited liability company, duly organized and is validly existing under the laws of the State of Tennessee, and has all necessary limited liability company power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, and (ii) duly qualified as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased, or operated by it or the natures of its business, makes such qualification necessary.
4.2Power and Authority. Seller has all requisite power and authority, as applicable, to execute and deliver the Transaction Documents to which it is a party, to carry out its obligations under such Transaction Documents and to consummate the Contemplated Transactions. The execution and delivery by Seller of the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions have been duly and validly authorized by Seller and no other proceedings on the part of Seller are necessary to approve the Transaction Documents or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Seller, and assuming the due authorization, execution and delivery by the other Parties, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with the terms and conditions of this Agreement, subject to General Enforceability Exceptions.
4.3Title to Purchased Securities. Seller beneficially owns, and has good and valid title to, the Purchased Securities to be sold by it hereunder, free and clear of all Encumbrances, other than (i) any restriction on transfer arising under applicable securities Law (ii) Encumbrances arising under this Agreement, and (iii) the transfer restrictions (including any rights of first refusal or similar rights) and other terms set forth in the Company Operating Agreement. Seller has full right, power, and authority to issue and transfer the Purchased Securities to Purchaser, as provided for in this Agreement.
4.4Authorization of Governmental Authorities. Except as set forth on Schedule 4.4, no Consent, Order, Permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, except for such filings as may be required under the HSR Act.
4.5No Conflicts. The execution and delivery by Seller of the Transaction Documents to which it is a party do not, and the consummation of the Contemplated Transactions, and performance by Seller of its obligations hereunder and thereunder, will not (a) result in a violation or breach of any provision of the Governing Documents of Seller, (b) result in a material violation or material breach of any provision of any Law or Order applicable to Seller, or (c) require the consent of any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which Seller is a party or by which Seller is bound or to which any of Seller’s properties or assets is subject.
4.6Litigation. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened in writing, against Seller or any Seller Affiliates, nor is there any Order of any Governmental Authority, in each such case, that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or any other material equitable relief with respect to, the Contemplated Transactions, or that would, individually or in the aggregate, reasonably be expected to delay or impair Seller’s abilities to consummate the Contemplated Transactions.
4.7Brokers or Finders. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Seller other than obligations to Barclays Capital Inc. and Jefferies LLC.
Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Purchaser hereby represents and warrants to the Seller as follows:
5.1Organization. Purchaser is a nonprofit corporation, duly incorporated, validly existing, and in good standing under the Laws of the State of Utah, has all requisite corporate or requisite limited liability company power and authority, as applicable, to carry on its business as now conducted and to own or lease and operate its properties and assets, and is duly qualified to do business as a foreign entity under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.
5.2Power and Authority. Purchaser has all requisite power and authority, as applicable, to execute and deliver the Transaction Documents to which it is a party, to carry out its obligations under such Transaction Documents and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions have been duly and validly authorized by Purchaser, and no other proceedings on the part of Purchaser are necessary to approve the Transaction Documents or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Purchaser, and assuming the due authorization, execution and delivery by the other Parties, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms and conditions of this Agreement, subject to General Enforceability Exceptions.
5.3Authorization of Governmental Authorities. No Consent, Order, Permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, except for (a) such filings as may be required under the HSR Act and (b) such Consents, Permits, Orders, declarations, filings or notices that the failure to take or make, as the case may be, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.
5.4No Conflicts. The execution and delivery by Purchaser of the Transaction Documents to which it is a party do not, and the consummation of the Contemplated Transactions, and performance by Purchaser of its obligations hereunder and thereunder, will not (a) result in a violation or breach of any provision of the Governing Documents of Purchaser, (b) result in a material violation or material breach of any provision of any Law or Order applicable to Purchaser, or (c) require the consent of any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which Purchaser is a party or by which Purchaser is bound or to which any of Purchaser’s properties or assets is subject, in each case except where the violation, breach, conflict, default, acceleration or failure to give notice would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

5.5Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates, nor is there any Order of any Governmental Authority, in each such case, that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit the consummation of, or any other material equitable relief with respect to, the Contemplated Transactions, or that would, individually or in the aggregate, result in a Purchaser Material Adverse Effect.
5.6Brokers or Finders. All negotiations relating to this Agreement and the Contemplated Transactions have been carried on without the intervention of any Person acting on behalf of Purchaser in such manner as to give rise to any valid claim against Seller or the Company for any brokerage or finder’s commission, fee, or similar compensation.
5.7Investment Representations.
(a)Purchaser’s financial situation is such that Purchaser can afford to bear the economic risk of holding the Purchased Securities for an indefinite period of time, and Purchaser can afford to suffer the complete loss of Purchaser’s investment in the Purchased Securities.
(b)Purchaser’s knowledge and experience in financial and business matters are such that Purchaser is capable of evaluating the merits and risks of Purchaser’s investment in the Purchased Securities or Purchaser has been advised by a representative possessing such knowledge and experience.
(c)Purchaser understands that the Purchased Securities are a speculative investment that involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the Purchased Securities and that following the Closing there will be no public market for the Purchased Securities and that, accordingly, it may not be possible for Purchaser to sell or pledge the Purchased Securities, or any interest in the Purchased Securities, in case of emergency or otherwise.
(d)Purchaser and Purchaser’s representatives, including, to the extent Purchaser deems appropriate, Purchaser’s legal, professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with Purchaser’s investment in the Purchased Securities, and Purchaser understands and is aware of the risks related to such investment.
(e)Purchaser and Purchaser’s representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from the Company and its representatives concerning the Company, the Purchased Securities, the terms and conditions of Purchaser’s acquisition of the Purchased Securities and related matters and to obtain all additional information that Purchaser or his representatives deem necessary.
(f)Purchaser (i) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Purchased Securities and (ii) to the extent it has deemed appropriate, has addressed in this Agreement any matters arising out of its investigation and the information provided to it.
(g)Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.
(h)Purchaser is acquiring the Purchased Securities for investment for Purchaser’s own account and does not have any plan or intention to sell, exchange, transfer or otherwise dispose of (including by way of gift) any of the Purchased Securities immediately after the acquisition thereof.

5.8Sufficiency of Funds; Solvency.
(a)Purchaser has the financial capability and sufficient funds to consummate the Contemplated Transactions on the terms and subject to the conditions set forth herein, and neither the receipt by, nor the availability of any funds or financing to Purchaser or any of its Affiliates, will be a condition to Purchaser’s obligations to consummate the transactions contemplated by this Agreement.
(b)Purchaser is and, upon the consummation of the Contemplated Transactions, Purchaser will continue to be and the Company will be Solvent.
5.9R&W Policy. On or prior to the date hereof, Purchaser has conditionally bound the R&W Policy, and has provided the Seller with a true and complete copy of such R&W Policy. The R&W Policy provides coverage for breaches of the representations set forth in Article III and Article IV of this Agreement and the MVH Purchase Agreement, and any Pre-Closing Taxes, in an aggregate amount equal to $118,000,000, with an initial aggregate retention equal to $4,720,000 as of the date hereof, which retention shall reduce to $3,540,000 on the date that is twelve (12) months following the Closing Date. All premiums, underwriting fees, brokerage fees, legal fees (if any) for counsel engaged by the underwriter, surplus lines tax and any other costs and expenses associated with obtaining the R&W Policy as of the date of this Agreement have been, or will be, paid by Purchaser in accordance with the terms of the R&W Policy, subject to the terms of Section 11.17. Notwithstanding anything to the contrary in this Agreement, as between the Parties, Purchaser shall be solely responsible for any retention, deductible, self-insured amount or similar requirement under the R&W Policy, and shall bear such amounts without recourse to Seller in accordance with Section 9.1.
Article VI
ADDITIONAL AGREEMENTS
6.1Conduct of Business. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article X (such period, the “Pre-Closing Period”), except as (i) requested or consented to by Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) contemplated by or taken in accordance with the Company’s current operating budget or capital budget, which have been provided to Purchaser in writing, (iii) permitted by this Agreement or the other Transaction Documents, (iv) required by Law following notice to Purchaser, or (v) set forth on Schedule 6.1, the Seller shall cause the Company to:
(a)conduct its business in the Ordinary Course;
(b)use commercially reasonable efforts to preserve intact the Company’s business organization and relationships with third parties in the Ordinary Course (including lessors, licensors, suppliers, distributors and customers);
(c)keep in full force and effect current insurance policies, self-funded plans or trusts or other comparable insurance relating to or affecting the Company’s business;
(d)not sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of or agree to sell, assign, convey, lease, pledge, encumber or otherwise dispose of any material portion of the assets or properties used in the Company’s business, except for fair consideration and in the Ordinary Course;
(e)not cancel any material indebtedness owed to the Company by any Person or affirmatively waive any claims or rights with respect to such material indebtedness;

(f)not incur any indebtedness or make any loans or advances to any Person in excess of $250,000;
(g)not cancel, forgive, release, discharge or waive any accounts receivable, other than in the Ordinary Course;
(h)not to dispose of or fail to maintain Inventory, other than in the Ordinary Course;
(i)not materially shorten or lengthen the customary payment cycles for any of its payables or receivables or otherwise engage in unusual efforts to accelerate the collection of accounts receivable or unusually delay the payment of accounts payable;
(j)not enter into, amend, modify, accelerate, or terminate any Material Contract, any Contract with any Material Payor or Material Supplier, or any material Permit issued by a Governmental Authority, except in the Ordinary Course;
(k)not waive, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration of the Company, except in the Ordinary Course or where the matter involves solely the payment of monetary damages not in excess of $500,000;
(l)not, except in the Ordinary Course or as required by any existing Contract or applicable Law, (i) increase the compensation or benefits of any Employee or other service provider of the Company, (ii) grant or increase any rights to severance, change-in-control or termination payments or benefits, (iii) enter into, amend or terminate any employment, consulting, change-in-control or severance agreement, (iv) grant any equity-based or long-term incentive award, or (v) establish, adopt, enter into, amend or terminate any Employee Plan, except to the extent required by applicable Law or that would not reasonably be expected to result in material Liability to the Company after the Closing;
(m)not make any material change in the financial accounting policies, practices, principles, methods or procedures of the Company, other than as required by GAAP or applicable Law;
(n)not make or commit to make any capital expenditure (or series of related capital expenditures) in excess of $500,000 in the aggregate;
(o)not (i) make or change, in any material respect, any Tax election of the Company, (ii) enter into any closing agreement or settle any material Tax claim or assessment, (iii) consent to any extension or waiver of the limitation period applicable to any material Tax proceeding or assessment, or (iv) omit to take any action relating to the filing of any material Tax Return or the payment of any material Tax, in each case except to the extent (A) such action or omission would not reasonably be expected to result in additional Taxes payable by Purchaser or the Company after the Closing, or (B) in the case of clauses (ii) and (iii), the matter involves solely monetary amounts not in excess of $250,000 in the aggregate; and
(p)not to take or omit to take any action that, if taken or omitted to be taken between the Balance Sheet Date and the date of this Agreement, would have been required to be set forth on Schedule 3.9.
Notwithstanding the foregoing or anything else to the contrary in this Agreement, during the Pre-Closing Period the Company shall not be prohibited from (i) transferring any Cash held by it, whether by distribution, dividend or otherwise, to Seller in accordance with the Company

Operating Agreement, (ii) settling Indebtedness (including any prepayment thereof), or (iii) taking any action expressly permitted by this Agreement.
For purposes of this Section 6.1, the Seller shall be deemed to have obtained Purchaser’s prior written consent to undertake any action otherwise prohibited by this Section 6.1 if the Seller provides Purchaser with written notice describing the proposed action in reasonable detail and Purchaser does not deliver to the Seller a written notice of objection within five (5) Business Days after receipt of such notice. Further, nothing in this Section 6.1 shall be construed to prohibit or restrict the Seller (including the Company) from taking any action that any of them reasonably believes is necessary or advisable (a) to preserve or protect the condition or continued operation of the business of the Company, (b) to address patient safety or care needs, or (c) to comply with applicable Law or the requirements or requests of any Governmental Authority. The Seller shall provide Purchaser with prompt written notice following any such action. Prior to the Closing Date, the Seller shall exercise complete control and supervision over the business, assets and operations of the Company, and nothing in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.
6.2Regulatory and Third Party Approvals.
(a)Each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Contemplated Transactions, including (i) obtaining or delivering, as applicable, the non-Governmental third-party Consents or notices set forth on Schedule 6.2(a)(i) (the “Required Third Party Consents”) and (ii) preparing and filing as promptly as practicable documentation to effect the necessary Consents from Governmental Authorities set forth on Schedule 6.2(a)(ii) (the “Required Governmental Approvals”). Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to (i) pay any fee or other consideration to any Person (other than de minimis administrative fees not to exceed Ten Thousand and 00/100 US Dollars ($10,000.00) in the aggregate), (ii) commence or participate in any Legal Proceeding, (iii) agree to any amendment, concession or accommodation that is, individually or in the aggregate, adverse to the Company or Seller or that would bind the Company after Closing, or (iv) provide any guarantee, keepwell, credit support or similar assurance, to any third party to obtain any third party consent.
(b)In furtherance and not in limitation of the foregoing, each of Purchaser, Seller and, where applicable, the Company, acknowledges that the appropriate filing pursuant to the HSR Act with respect to the Contemplated Transactions has been made prior to the date hereof. The Parties shall not request early termination of the waiting period under the HSR Act. Each of Purchaser, Seller and, where applicable, the Company, undertakes and agrees to use reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other Antitrust Laws (a “Second Request” issued by the Federal Trade Commission (“FTC”) or DOJ Antitrust Division). Purchaser shall be responsible for all filing fees under the HSR Act; provided, however, that Purchaser and Seller shall each, respectively, be responsible for its own costs and fees associated with responding to a Second Request.
(c)Further, and without limiting the generality of the foregoing, each of the Parties shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly (i) furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the foregoing, (ii) inform the other Parties of any communication from any Governmental Authority regarding the Contemplated Transactions and (iii) provide counsel for the other Parties with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Authority and any other information supplied by such Party or its Affiliates to a Governmental Authority or received from such a Governmental Authority in connection with the Contemplated Transactions; provided, however, that materials may be redacted as necessary to comply with contractual arrangements and with applicable Law. Each Party shall, subject to applicable Law, permit counsel for the other Parties to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written submission to any Governmental Authority in connection with the Contemplated Transactions. Each Party agrees not to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Contemplated Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat.
(d)Further, and without limiting the generality of the foregoing, Purchaser shall, subject to Section 6.2(g), use reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every material impediment under any Antitrust Law or other Law that may be asserted by any Governmental Authority or private party with respect to this Agreement so as to make effective as promptly as practicable the Contemplated Transactions and to avoid any threatened suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date (and, for the avoidance of doubt, so as to avoid a Second Request review by the relevant Governmental Authority). The steps involved in the preceding sentence shall include substantially complying with a Second Request in order to effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing, restricting or delaying the Closing beyond the Outside Date.
(e)Purchaser shall not, and shall cause each of its Affiliates not to, take any action which is intended to or that would reasonably be expected to materially and adversely affect the ability of any of the Parties to obtain (in a timely manner) any necessary Consents of any Governmental Authority required for the Contemplated Transactions, from performing its covenants and agreements under this Agreement, or from consummating the Contemplated Transactions.
(f)Without limiting the generality of the foregoing, Purchaser shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or otherwise make any investment in, or by any other manner, any Person or portion thereof or otherwise acquire or agree to acquire or make any investment in any assets, in each case, to the extent involving assets located within the State of Idaho, equity interests in any Person that owns or operates assets or conducts business primarily within the State of Idaho, or any business, division, or operations conducted within the State of Idaho, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or investment would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any Consent, declaration, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority initiating a Legal Proceeding seeking to prohibit or restrict the consummation of the Contemplated Transactions or entering an order prohibiting or restricting the consummation of the Contemplated Transactions or (iii) delay the consummation of the Contemplated Transactions.

(g)Notwithstanding anything in this Section 6.2 to the contrary, in no event shall anything in this Agreement require, or be construed to require, (i) the Purchaser or any of its Affiliates to sell, divest, or dispose of any assets, properties, or businesses owned or operated by the Purchaser or its Affiliates in connection with the Contemplated Transactions, or (ii) pursue or defend litigation in connection with any actual challenge from any Governmental Authority in connection with this Section 6.2.
6.3Confidentiality. The Parties acknowledge that the information provided to them in connection with this Agreement and the Contemplated Transactions is subject to the terms of the Confidentiality Agreement by and between Purchaser and Surgery Partners dated December 8, 2025, as amended by that certain First Amendment to Confidentiality Agreement, dated February 19, 2026 (together, the “Confidentiality Agreement”), which shall remain in effect during the Pre-Closing Period and shall terminate upon the earlier of (a) the Closing or (b) the termination date specified in the Confidentiality Agreement (or, if applicable, in Section 10.2). Notwithstanding any termination of the Confidentiality Agreement at the Closing, from and after the Closing, Purchaser and Seller shall, and shall cause their Affiliates and its and their respective Representatives to, keep confidential any information concerning any of the other Party, the other Party’s Affiliates, or the Company furnished in connection with this Agreement or the Contemplated Transactions.
6.4Publicity. The Parties will, and will cause each of their respective Affiliates and Representatives to, maintain the confidentiality of this Agreement and the Contemplated Transactions and will not, and will cause each of their respective Affiliates not to, issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement or the Contemplated Transactions without the prior written consent of Seller and Purchaser, which consent shall not be unreasonably withheld; provided, however, that (a) upon the Closing, Seller and Purchaser may release a joint (or separate) press release that is mutually agreed upon, and (b) this Section 6.4 shall not prohibit (i) any disclosure by a Party to the extent that such Party reasonably determines, after consultation with outside legal counsel, that such action is required by Law (including applicable securities laws) or by the rules of any applicable self-regulatory organization (including any applicable national securities exchange), in which event such Party will use its commercially reasonable efforts to consult with Seller or Purchaser, as applicable, and allow reasonable time to comment on such disclosure, and to reasonably incorporate any such comments, in advance of such disclosure and (ii) any disclosure to any Representative of the Purchaser, the Company or Seller who needs to know such information for the purpose of effectuating the Contemplated Transactions.
6.5Employee Related Matters.
(a)All individuals who are Employees as of the day prior to the Closing Date shall remain employees of the Company, as applicable, as of the day following the Closing Date (each, a “Transferred Employee”) in positions and with compensation levels materially consistent with their positions and compensation levels in effect immediately before the Closing. For the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Purchaser agrees to maintain, or cause to be maintained, with respect to each Transferred Employee (so long as the Transferred Employee remains employed), such Transferred Employee’s (i) compensation levels materially consistent with such individual’s compensation level in effect immediately before the Closing and (ii) benefit levels, including retirement benefits and health and welfare benefits, at levels which are, in the aggregate, not less than those in effect for the Employees immediately prior to the Closing, subject to individual employment decisions and decisions made consistent with applicable Company and Purchaser policies, as consistently applied and consistent with the covenants herein. Purchaser and the Company shall treat, and use commercially reasonable efforts to cause the applicable benefit plans to treat, the service of the Transferred Employees with the Company attributable to any period before the Closing Date as service rendered to Purchaser, Purchaser’s Subsidiaries, or the Company, as applicable, for purposes of eligibility and vesting under Purchaser’s, or Purchaser’s Subsidiaries, or the Company’s, as applicable, severance policy, sick leave, vacation program, health or welfare plan(s), and such Person’s defined contribution plans, except where credit would result in duplication of benefits.
(b)Without limiting the foregoing, to the extent that any Transferred Employee participates in any health or other group welfare benefit plan of Purchaser or any of its Subsidiaries (other than the Company) following the Closing Date, (i) Purchaser or such Subsidiary shall use commercially reasonable efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar welfare plan of such Person to be waived with respect to the Transferred Employees and their eligible dependents, to the extent waived or satisfied under the corresponding plan in which the Transferred Employee participated immediately prior to the Closing Date, and (ii) any deductibles, co-pays and maximum out-of-pocket payments by any such Transferred Employee under any of the Company’s health plans in the plan year in which the Closing Date occurs shall be credited towards deductibles, co-pays and maximum out-of-pocket payments under the health plans of Purchaser and its Subsidiaries. Purchaser shall, and shall cause the Company to, recognize vacation days and paid time off previously accrued and reserved for by the Company immediately prior to the Closing Date.
(c)From and after the Closing, as applicable, Purchaser, Purchaser’s Subsidiaries, and the Company shall honor in accordance with their terms all cash bonus plans, employment agreements, consulting agreements and severance agreements or other plans between the Company, on the one hand, and any officer, director, employee or consultant of the Company, on the other hand, which was in effect prior to the Closing Date.
(d)Nothing in this Section 6.5, express or implied (i) shall be deemed to grant any Employee any right to continued employment after the Closing Date, (ii) shall be construed to establish, amend, or modify any Employee Plan, program, agreement, or arrangement, or (iii) is intended to confer upon any Person (including Employees, retirees, dependents, or beneficiaries of Employees or retirees) any rights as a third-party beneficiary of this Agreement.
6.6Director and Officer Indemnification and Insurance.
(a)Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Company existing as of the date of this Agreement in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, director, manager, equity holder, employee or agent of the Company (each, together with such Person’s successors, heirs, executors or administrators, a “D&O Indemnified Person”), as provided in the Governing Documents or other Contract of the Company, in each case as in effect on the date of such activities or otherwise in effect on the date of this Agreement, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms for at least six (6) years after the Closing Date; provided, that in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.
(b)At or prior to Closing, Seller shall, at Seller’s sole expense, cause its existing master public company directors’ and officers’ liability insurance policy to remain in place with respect to the Company and the D&O Indemnified Persons for a period of at least six (6) years from the Closing Date, including by maintaining the Company as “discontinued entities” thereunder, in each case solely with respect to claims first made on or after the Closing Date arising out of matters existing or occurring prior to the Closing Date. Such coverage shall be in an amount and scope, and on other terms, no less favorable to the D&O Indemnified Persons than the coverage in effect immediately prior to the Closing Date. During such six (6)-year period, Seller shall not, and shall cause its Affiliates not to, cancel, amend, terminate or otherwise impair such coverage in any manner materially adverse to the D&O Indemnified Persons.
(c)To the extent the Company is not covered by the “tail” insurance policy or extended reporting period endorsement obtained by MVH (as the policyholder) with respect to MagMutual professional liability coverage Policy No. HPL-09107408 pursuant to Section 6.6(c) of the MVH Purchase Agreement, Seller shall, at or prior to Closing and at Seller’s sole expense, cause the Company to obtain, and Purchaser shall, and shall cause the Company to, following the Closing, fully maintain an irrevocable “tail” insurance policy or extended reporting period endorsement with respect to the primary MagMutual professional liability coverage Policy No. HPL-09107408, providing coverage for claims first made on or after the Closing Date arising out of matters existing or occurring prior to the Closing Date. Such tail coverage shall insure the Company and the other persons and entities insured under such policy immediately prior to the Closing with respect to such matters, for a claims period of at least five (5) years from the Closing Date, from an insurance carrier with the same or better credit rating as the current insurance carrier, and in an amount and scope, and on terms, at least as favorable as the existing primary MagMutual professional liability coverage. Purchaser shall not, and shall cause the Company not to, cancel, amend or take any action to interfere with such tail coverage in any respect. For the avoidance of doubt, Seller shall have no obligation to obtain or maintain, or cause the Company to obtain or maintain, any tail coverage with respect to any umbrella or excess liability policy, including MagMutual Policy No. HUL-09107408.
(d)The obligations of Seller and Purchaser under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 6.6 applies without the consent of such affected D&O Indemnified Person (it being expressly agreed that any D&O Indemnified Person to whom this Section 6.6 applies shall be an third party beneficiary of this Section 6.6, each of whom may enforce the provisions of this Section 6.6).
(e)In the event Seller, Purchaser, the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Seller, Purchaser, or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.6.
6.7Pre-Closing Period Access.
(a)During the Pre-Closing Period, upon reasonable notice, and subject to applicable Antitrust Laws and restrictions contained in the confidentiality agreements to which the Company is subject, the Company shall provide to Purchaser and its Representatives, during normal business hours and on reasonable notice, reasonable access to the books and records of the Company (in a manner so as to not interfere with the normal business operations of the Company). All of such information shall be treated as “Evaluation Material” (as defined in the Confidentiality Agreement) pursuant to the terms of the Confidentiality Agreement, subject to Section 6.3. For the avoidance of doubt, nothing in this Agreement obligates the Company to permit any physical visitation or inspection of any facility; any such visitation or inspection, if permitted, shall be solely as mutually agreed and governed by the terms of the Confidentiality Agreement.

(b)Notwithstanding anything to the contrary set forth in this Agreement, during the Pre-Closing Period, neither the Seller nor any of its Affiliates (including the Company) shall be required to disclose to Purchaser, its Affiliates or its or their respective Representatives any information (i) if doing so would violate or result in a breach of any fiduciary duty, Contract or Law to which Seller or the Company or their respective Affiliates is a party or is subject, (ii) if the Seller has reasonably determined upon the advice of counsel that doing so could result in the loss of the ability to successfully assert attorney-client, work product, or other applicable privilege, (iii) if the Company or any of its respective Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto or (iv) if the Company, its counsel, or the Seller’s counsel reasonably determines that such information should not be disclosed due to its competitively sensitive nature.
(c)During the Pre-Closing Period, none of Purchaser, its Affiliates or its or their respective Representatives may, without the prior written consent of the Seller, as applicable, contact or communicate with any of the employees, contractors, customers, referral sources, suppliers or other business relations of the Company.
6.8Preservation of Records. In order to facilitate the resolution of any claims made against or incurred by the Company prior to the Closing, or for any other reasonable purpose, for the applicable period required under Purchaser’s Ordinary Course document retention policies, which in any event shall be for a period of seven (7) years or such longer period as required by applicable Law, Purchaser shall or shall cause its Subsidiaries (including the Company) to:
(a)retain the books, records (including patient records) and other documents (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and
(b)upon reasonable notice and at the relevant Seller’s expense, afford Seller and its Representatives reasonable access (including the right to make photocopies), upon reasonable prior notice and during normal business hours at mutually convenient hours, to such books and records.
6.9Financing Activities. Purchaser acknowledges and agrees that the Seller, the Company and their respective Affiliates have no responsibility for any financing that Purchaser may raise in connection with the Contemplated Transactions.
6.10Further Assurances. Subject to Section 6.2, each of the Parties shall use its reasonable commercial efforts to (a) take all actions necessary or appropriate to consummate the Contemplated Transactions and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate and make effective the Contemplated Transactions.
6.11Release.
(a)Effective upon the Closing:
(i)Seller, on behalf of itself and its respective Representatives, Affiliates (other than the Company), successors and assigns (collectively, the “Seller Releasors”), hereby forever fully and irrevocably releases and discharges Purchaser, the Company, their respective Subsidiaries, and each of their respective Representatives, predecessors, successors, direct or indirect Affiliates and past and present equityholders, members, managers, directors, officers, employees, agents and other Representatives (collectively, the “Purchaser Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in Law or equity and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, accrued or contingent, arising out of or relating to events, facts, representations (orally or in writing), conditions or circumstances existing or arising on or prior to the Closing Date (collectively, “Seller Released Claims”); and
(ii)Company and the Purchaser, on behalf of itself and its respective Representatives, Affiliates, successors and assigns (collectively, the “Purchaser Releasors”), hereby forever fully and irrevocably releases and discharges Seller and each of its respective Representatives, predecessors, successors, direct or indirect Affiliates and past and present equityholders, members, managers, directors, officers, employees, agents and other Representatives (collectively, the “Seller Released Parties” and together with the Purchaser Released Parties, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in Law or equity and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, accrued or contingent, arising out of or relating to events, facts, representations (orally or in writing), conditions or circumstances existing or arising on or prior to the Closing Date (collectively, “Purchaser Released Claims,” and together with the Seller Released Claims, the “Released Claims”). Each of Seller and Purchaser covenants that it will not, and will cause its applicable Releasors not to, directly or indirectly assert, commence, initiate or maintain any claim, suit, action or proceeding against any Released Party based upon any Released Claim.
(b)Notwithstanding the foregoing, “Released Claims” do not include, and nothing in this Section 6.11 shall release, waive or otherwise diminish any obligations or claims arising (i) out of fraud, or (ii) under this Agreement or any other Transaction Document (including any claims for fraud to the extent not waived elsewhere in this Agreement) to which the applicable Releasor is a party.
(c)The release set forth in this Section 6.11 may be pleaded by any Released Party as a full and complete defense and may be used as the basis for an injunction against any Legal Proceeding instituted or maintained in violation hereof. If any Released Claim is brought or maintained by any Releasor against any Released Party in violation of this Section 6.11, such Releasor will be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Released Party in defending same.
6.12Transition Services Agreement; System Contracts.
(a)At the Closing, the Purchaser and the Company, on the one hand, and the Seller, on the other hand, shall enter into a mutually agreeable Transition Services Agreement (the “TSA”) for the services set forth on Exhibit B-1 that incorporates the terms set forth on Exhibit B-2.
(b)Prior to the Closing, Purchaser acknowledges that the Seller and the Company, upon prior notice to Purchaser, shall be permitted to take all actions reasonably necessary to effect the assignment, novation, transfer or termination (as directed by the Seller) of (i) any rights of the Company under any System Contracts and (ii) any other assets, rights or interests identified on Schedule 6.12(b) (each item described under (i) and (ii), collectively, the “Excluded System Assets”), in which case, from and after the Closing, neither the Company nor Purchaser would have any rights or obligations under any Excluded System Asset, except as expressly provided in the TSA.
6.13R&W Policy. Purchaser shall not, without the prior written consent of Seller, amend, modify or change any term or condition of the R&W Policy in a manner that is adverse to Seller and shall comply in all material respects with the terms of the R&W Policy.

6.14Seller Guarantees. At or before the Closing, Seller and Purchaser shall use commercially reasonable efforts and work in good faith to (a) arrange for substitute letters of credit, Purchaser guarantees and other obligations to replace those guarantees set forth on Schedule 6.14 (the “Seller Guarantees”) or (b) cause Purchaser to assume all obligations under each Seller Guarantee, obtaining from the creditor, beneficiary or other counterparty a full release (in a form reasonably satisfactory to Seller) of Seller and its Affiliates who are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Seller Guarantees. To the extent the beneficiary or counterparty under any Seller Guarantee does not accept as of the Closing any substitute letter of credit, Purchaser guarantee or other obligation proffered by Purchaser, effective from and after the Effective Time, Purchaser shall, and shall cause each of its Affiliates to, (x) indemnify, defend and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, all amounts paid, including costs and expenses in connection with such Seller Guarantees (including any expenses of Seller and its Affiliates in maintaining such Seller Guarantees), whether or not any such Seller Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse Seller and its Affiliates to the extent a Seller Guarantee is called upon and Seller or any of its Affiliates makes any payment or is obligated to reimburse any Person pursuant to the Seller Guarantee, and (y) not, without Seller’s prior written consent, amend in any manner adverse to Seller or any of its Affiliates, or extend (or permit the extension of), any Seller Guarantee or any obligation supported by any Seller Guarantee. At the request of Seller, and at any time any obligations of Seller or any of its Affiliates under any Seller Guarantee have not been irrevocably released, Purchaser shall provide Seller, for the benefit of Seller and its Affiliates, with letters of credit issued by an issuer reasonably acceptable to Seller and in an amount equal to Seller’s and its Affiliates’ entire potential Liability pursuant to the immediately preceding sentence. Any such letter of credit, guarantee or other financial assurance obligation shall not expire, terminate or be cancelled until Seller and its Affiliates are irrevocably and unconditionally fully released from the entire potential Liability with respect to all Seller Guarantees. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.14 shall require Seller or any of its Affiliates to maintain, renew, issue anew, amend or modify any such Seller Guarantee in any respect from and after the Closing Date.
6.15Exclusivity. In consideration of the time, effort and other expense expended by Purchaser in connection with the Contemplated Transactions, during the period commencing on the date of this Agreement and ending on the earlier of (i) the Closing or (ii) the valid termination of this Agreement in accordance with Article X (the “Exclusivity Period”), neither the Company nor the Seller shall, and the Seller shall cause the Seller Affiliates and its and their respective Representatives not to, directly or indirectly: solicit, initiate, or knowingly encourage any inquiry, offer or proposal from, participate in any discussions or negotiations with, or furnish any non-public information to, any Person (other than Purchaser and its Representatives) in connection with any proposal or offer for (A) the direct or indirect sale, transfer or other disposition of any equity interests in the Company, including all, or any portion of, the Purchased Securities, (B) any merger, consolidation, recapitalization, member substitution, share exchange, reorganization or other business combination involving the Company, or (C) any sale of all or any material portion of the equity interests of, or any material assets used in the business of, the Company (each, an “Alternative Transaction”).
(a)During the Exclusivity Period, the Seller shall not, and it shall cause the Company not to, enter into, approve, negotiate, or accept any letter of intent, agreement in principle, term sheet, acquisition agreement or similar Contract providing for any Alternative Transaction.
(b)Notwithstanding the foregoing, nothing in this Section 6.15 shall prohibit (i) Seller or any Seller Affiliates from engaging in any direct or indirect sale, purchase, joint venture, management, clinical integration or service line development arrangement or similar transaction with any Person, so long as such arrangement or transaction does not relate to the Company or the Purchased Securities, (ii) routine corporate or financial transactions of the Seller or any Seller Affiliates that do not involve the Company or the Purchased Securities, (iii) any corporate-level merger, consolidation, recapitalization or reorganization of the Seller or any Seller Affiliates so long as the resulting entity remains bound by this Agreement, or (iv) actions required by applicable Law.
6.16Non-Competition; Non-Solicitation. In further consideration for the payment of the Purchase Price and to protect the value of the business (including the goodwill inherent in the business as of the Effective Time), and as a material inducement to Purchaser and Seller to enter into and perform their respective obligations under this Agreement, effective as of the Effective Time, Seller and Purchaser agree as follows:
(a)During the period beginning as of the Effective Time and ending on the fifth (5th) anniversary of the Effective Time (the “Restricted Period”), Surgery Partners and Seller shall not (and shall not take any steps to, or prepare to), and shall cause their respective Subsidiaries (together with the Seller, the “Restricted Group”) not to, directly or indirectly, in any capacity, engage in a Restricted Business within the Restricted Area. Notwithstanding the foregoing, this clause (a) shall not apply to (i) passive investments of up to five percent (5%) of any class of securities of a publicly traded Person, (ii) any acquisition or other corporate transaction by any member of the Restricted Group during the Restricted Period in which such member, in any manner, directly or indirectly, acquires a controlling interest in any business that is owned or operated by a bona fide third party that is unaffiliated with Seller or its Affiliates (other than solely by virtue of any passive investment permitted pursuant to clause (i), above) that is engaged in the Restricted Business within the Restricted Area, so long as the net revenues allocable to such portion of the acquired business that engages in the Restricted Business within the Restricted Area is less than ten percent (10%) of the aggregate net revenues of the acquired business at the time of the acquisition, and, during the remaining Restricted Period, does not grow to exceed twenty percent (20%) of the aggregate net revenues of the acquired business, (iii) any Person which results from a Change of Control of any member of the Restricted Group (and such Person’s Affiliates) as well as any Person (and such Person’s Affiliates) that purchases securities or assets of any member of the Restricted Group, provided that any member of the Restricted Group that is the subject of such Change of Control or sale shall nevertheless remain bound by the restrictions of this Section 6.16 or (iv) those activities described on Schedule 6.16(a)(iv).
As used herein, “Change of Control” means, with respect to any member of the Restricted Group, the occurrence of any one or more of the following, in a single transaction or a series of related transactions:
(A)any Person acquires, directly or indirectly, ownership of equity interests in such member representing more than fifty percent (50%) of the voting power or economic interests of such member, or otherwise acquires the power to direct the management and policies of such member; or
(B)the consummation of any merger, consolidation, recapitalization, reorganization or similar transaction involving such member, as a result of which the holders of equity interests of such member immediately prior to such transaction cease to own, directly or indirectly, more than fifty percent (50%) of the voting power or economic interests of the surviving entity or its ultimate parent immediately following such transaction. Notwithstanding the foregoing, a “Change of Control” shall not include any internal reorganization, reincorporation, formation of a holding company or similar transaction in which the holders of such member immediately prior to such transaction continue to own, directly or indirectly, more than fifty percent (50%) of the voting power or economic interests of the surviving entity or its ultimate parent immediately following such transaction, in substantially the same proportions as existed immediately prior to such transaction.
(b)During the Restricted Period, Surgery Partners and Seller shall not, directly or indirectly, in any capacity, encourage, induce, solicit or attempt to encourage, induce or solicit (i) any officer, director, manager, employee or independent contractor of Purchaser who primarily provides services to the Company and works and resides in the Restricted Area or who has been introduced to Surgery Partners or Seller through the negotiation of this Agreement and the Contemplated Transactions or (ii) any officer, director, manager, employee or independent contractor who provides services to the Company during the Restricted Period to leave the employ of, or terminate or diminish any relationship with, the Company, the Purchaser, or any of Purchaser’s Affiliates, as applicable; provided that the foregoing shall not apply to (A) any such Person’s response to a general solicitation by Surgery Partners or Seller or their Affiliates that is not directed specifically to any such Person or (B) any such Person whose employment has been terminated by such Person or by the Company, the Purchaser, or any of Purchaser’s Affiliates, as applicable, for a period of thirty (30) days or more.
(c)Without limiting Purchaser’s obligations under the Confidentiality Agreement, from the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement, Purchaser will not, and will cause their respective Affiliates not to, directly or indirectly, in any capacity, encourage, induce, solicit or attempt to encourage, induce or solicit (i) any officer, director, manager, employee or independent contractor of Seller or the Seller Affiliates who has been introduced to Purchaser and its Affiliates through the negotiation of this Agreement and the Contemplated Transactions; provided that the foregoing shall not apply to (A) any such Person’s response to a general solicitation that is not directed specifically to any such Person, or (B) any such Person whose employment has been terminated by such Person or by Seller or Seller Affiliates for a period of thirty (30) days or more.
(d)Surgery Partners, Seller and Purchaser recognize that the covenants in this Section 6.16, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of Seller and Purchaser and the acquisition of the business purchased by Purchaser and the agreements in this Section 6.16 are an essential inducement to Purchaser and Seller to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which Purchaser or Seller is party or by which it is bound. Surgery Partners, Seller and Purchaser agree and acknowledge that the violation of the covenants or agreements in this Section 6.16 would cause irreparable injury to Purchaser and its Affiliates or Seller or the Seller Affiliates, as the case may be, and that monetary damages and any other remedies at Law for any violation or threatened violation thereof would be inadequate, and that, in addition to whatever other remedies may be available at Law or in equity, Purchaser and its Affiliates or Seller and the Seller Affiliates, as the case may be, shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond or other security.
(e)It is the intention of each Party that the provisions of this Section 6.16 shall be enforced to the fullest extent permissible under the Law and the public policies of the State of Delaware and of any other jurisdiction in which enforcement may be sought, but that the unenforceability (or the modification to conform with such Laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any term or provision of this Section 6.16 shall be determined to be illegal, invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible under applicable Law or public policy, with the maximum period, scope or geographical area permitted under applicable Law or public policy being substituted for the period, scope or geographical area hereunder.
6.17Medical Staff. To ensure continuity of care in the community, Purchaser agrees that the operations of the Hospital’s medical staff will be substantially unchanged as a result of the consummation of the Contemplated Transactions, including the Hospital’s medical staff members in good standing as of the Effective Time will maintain, to the extent consistent with criteria adopted at other Purchaser facilities, medical staff privileges without change in medical staff status (e.g., active, courtesy) as of the Effective Time and the medical staff officers in place immediately prior to the Effective Time will remain, to the extent consistent with criteria adopted at other Purchaser facilities, in their same positions as of the Effective Time, provided that Purchaser shall not be obligated to continue to maintain any Practitioners whose medical staff membership and/or clinical privileges have been terminated or not renewed by other Purchaser facilities. As of and after the Effective Time, the Hospital’s medical staff will be subject to the Hospital’s medical staff bylaws then in effect to the extent consistent with applicable Law. Nothing in this Section 6.17 shall be construed to confer any third-party beneficiary rights upon any Person, including any member of the Hospital’s medical staff.
6.18Cost Reports. Following the Closing, the Company (at Purchaser’s direction and expense) shall timely prepare and file all Cost Reports required for periods ending on or after the Closing Date, in accordance with applicable Laws and program requirements. To the extent any cost report, audit, reopening, adjustment, settlement or other reimbursement matter relates to periods (or portions thereof) ending prior to the Closing Date, Seller and Purchaser shall reasonably cooperate with each other, at the requesting Party’s cost and expense, in the preparation, filing, review, and resolution of such matters, including by providing reasonable access to relevant books, records and personnel.
6.19Signature Cards. Seller and the Company shall execute and deliver all signature cards and other documentation, and cooperate with Purchaser to effect all changes in the Bank Accounts effective as of the Closing as reasonably requested by Purchaser.
6.20Limitation on Upper Payment Limit Proceeds Obligations. Notwithstanding any other provisions contained herein to the contrary, other than the amounts included in the Purchase Price, as the same may be adjusted pursuant to Section 2.5, Seller acknowledges and agrees that Seller is not entitled to, and Purchaser shall have no further obligation for, any other payments or remuneration related to, or otherwise associated in any way with, any upper payment limit reimbursement payments that have been, is, or otherwise may be payable to or received by the Company before or at any time after the Effective Date, and no such upper payment limit reimbursement proceeds received by, or payable to, the Company shall be (a) included within the calculation of Closing Date Net Working Capital or (b) otherwise accounted for with respect to any amounts payable to Seller hereunder. For the avoidance of doubt, to the extent any such upper payment limit reimbursement payments or proceeds are not included in the Purchase Price, as the same may be adjusted pursuant to Section 2.5, and are not otherwise paid or remitted to Seller or any of its Affiliates, Seller and its Affiliates shall not be responsible for any Taxes arising out of, attributable to or resulting from such upper payment limit reimbursement payments or proceeds.
6.21Surgery Partners Guarantee. Subject to Section 9.1, Surgery Partners hereby unconditionally and absolutely guarantees the performance by Seller of each and every obligation, covenant and agreement of Seller in this Agreement and in each other Transaction Document, and in any amendment and/or modification hereof or thereof and notwithstanding the extension of the time for performance of payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements in this Agreement or any

Transaction Document, as amended or modified, including, for the avoidance of doubt, Seller’s indemnification obligations set forth in Section 9.2 and Seller’s obligations with respect to payment of the Downward Adjustment Amount set forth in Section 2.5(e).
Article VII
CONDITIONS TO CLOSING
7.1Conditions to Obligations of Each Party. The respective obligation of each Party to effect the Contemplated Transactions is subject to the satisfaction or waiver in writing by the Parties (if permitted under applicable Law) at or prior to the Closing of the following conditions:
(a)Orders. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) or Law that is in effect and restrains, enjoins or otherwise prohibits or challenges the validity or legality of the Contemplated Transactions.
(b)HSR Approval. The applicable waiting periods under the HSR Act (including any extensions thereof) shall have expired.
(c)MVH Transaction. All conditions precedent to the consummation of the transactions contemplated by the MVH Purchase Agreement (the “MVH Transaction”) shall have been satisfied or duly waived (other than conditions that, by their terms, are to be satisfied at the closing of the MVH Transaction), such that the MVH Transaction is capable of being consummated, and the closing of the MVH Transaction shall occur concurrently with the Closing.
(d)Required Consents and Approvals. The Required Third Party Consents shall have been obtained or delivered, as applicable, and the Required Governmental Approvals shall have been obtained and remain in full force and effect.
7.2Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Contemplated Transactions are further subject to the satisfaction of the following conditions (any or all of which may be waived in whole or in part by Purchaser in writing) at or prior to Closing:
(a)Representations and Warranties. Each of the representations and warranties set forth in Article III and Article IV shall be true and correct in all material respects, at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date).
(b)Performance of Covenants and Agreements. Seller and the Company shall have performed or caused to be performed in all material respects all covenants and agreements that are required to be performed by them under this Agreement at or prior to the Closing Date.
(c)Closing Deliverables. The Seller and Company shall have delivered or caused to be delivered to Purchaser the deliverables set forth in Section 2.2(a).
(d)Real Estate Purchase Agreement. The Real Estate Purchase Agreement shall have been duly executed by the parties thereto and shall remain in effect as of the Closing Date.
(e)Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Company or Seller.

If the Closing occurs, all closing conditions set forth in this Section 7.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Purchaser.
7.3Conditions to Obligations of the Seller. The obligations of the Seller to effect the Contemplated Transactions are further subject to the satisfaction of the following conditions (any or all of which may be waived in whole or in part by the Seller in writing) at or prior to Closing:
(a)Representations and Warranties. Each of the representations and warranties set forth in Article V shall be true and correct in all material respects, at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date).
(b)Performance of Covenants and Agreements. Purchaser shall have performed or caused to be performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.
(c)Closing Deliverables and Actions. Purchaser shall have delivered or caused to be delivered to the Seller the deliverables set forth in Section 2.2(b), and Purchaser shall have made (or caused to be made) the payments set forth in Section 2.4.
(d)Intercompany Liabilities. All intercompany Liabilities of the Company, on the one hand, owed to Surgery Partners or its Affiliates (other than MVH and its Wholly-Owned Subsidiaries), on the other hand, shall have been settled, paid in full, or otherwise satisfied or extinguished at or prior to the Closing.
(e)Seller Guarantees. Purchaser shall have delivered the letters of credit (or other financial assurance) required under Section 6.14 with respect to each Seller Guarantee not irrevocably released as of Closing.
If the Closing occurs, all closing conditions set forth in this Section 7.3 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company and Seller.
7.4Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to use reasonable commercial efforts to cause the Closing to occur, as required by and subject to Section 6.10.
Article VIII
CERTAIN TAX MATTERS
8.1Tax Matters.
(a)Transfer Taxes. Notwithstanding anything herein to the contrary, Purchaser shall pay, when due, any transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Contemplated Transactions and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges.
(b)Preparation of Tax Returns.

(i)Purchaser-Prepared Returns. Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company; provided, that if any such Tax Return relates to a Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period), such Tax Return shall be prepared in a manner consistent with past practice of the Company, unless otherwise required under applicable Law. At least thirty (30) days prior to filing any Tax Return prepared by Purchaser pursuant to this Section 8.1(b)(i) that relates to a Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period), Purchaser shall provide a draft of such Tax Return to the Seller for review and comment. Purchaser shall incorporate all reasonable changes suggested by the Seller to any such Tax Return, and Purchaser shall timely file or cause the Company to timely file (taking into account all extensions properly obtained) with the applicable Taxing Authority each such Tax Return as prepared by Purchaser pursuant to this Section 8.1(b)(i). With respect to each such income Tax Return to be prepared by Purchaser pursuant to this Section 8.1(b)(i), (A) to the extent allowed by applicable law, each of the Purchaser and the Company agrees to report any Transaction Tax Deductions as being deductible for income Tax purposes before the Closing Date in a taxable period (or portion thereof) ending on or prior to the Closing Date, and (B) in the event that the Company’s taxable year does not end on the Closing Date, for purposes of determining the income, profit, loss, deduction or any other items allocable to any Tax period, such items will be determined using the interim closing method under Code Section 706 and Treasury Regulations Section 1.706-4, using the “calendar day” convention, effective as of the end of the Closing Date.
(c)Cooperation. The Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns for the Company, the filing and prosecution of any Tax claims, and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include making employees available on a mutually convenient basis to provide assistance in the preparation of Tax Returns and additional information and explanation of any material provided hereunder.
(d)Post-Closing Tax Actions. Without the prior written consent of the Seller, Purchaser will not, and will not cause or permit the Company to take, any of the following actions with respect to Taxes or Tax Returns in each case for any Pre-Closing Tax Period: (i) file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of the Company for any Pre-Closing Tax Period, (ii) make or change any Tax election with respect to the Company for any Pre-Closing Tax Period, (iii) extend or waive any statute of limitations with respect to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, (iv) file Tax Returns for the Company for a Pre-Closing Tax Period in a jurisdiction in which the Company has not historically filed Tax Returns, (v) initiate discussions or examinations with a Taxing Authority or make any voluntary disclosures with respect to Taxes or Tax Returns of the Company for Pre-Closing Tax Periods, (vi) change any accounting method or adopt any convention for the Company that shifts taxable income from a Post-Closing Tax Period to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a Post-Closing Tax Period or (vii) take any action on or after the Closing outside of the Ordinary Course.
(e)Tax Refunds. The Seller shall be entitled to any refunds received for federal, state, local or foreign Taxes paid for any Pre-Closing Tax Period of the Company, in each case along with any interest paid by the relevant taxing authority with respect thereto. Any such refunds to which such Person is entitled that are received by the Company or any Affiliate thereof on or after the Closing Date, whether by offset, credit, receipt of payment or otherwise, shall be caused by Purchaser to be paid to the Seller within five (5) Business Days after receipt thereof. Purchaser shall cooperate with the Seller in obtaining such refunds, including through the filing of amended Tax Returns or refund claims, it being understood that upon the request of the Seller, Purchaser and the Company shall cooperate with the Seller in preparing and filing Tax

Returns (including amendments of prior Tax Returns and claims for refunds) for any taxable period ending on or prior to or including the Closing Date to claim such refunds.
(f)Closing Consideration Allocation. The Parties agree that the Closing Consideration shall be allocated among the applicable portion of the assets of the Company in accordance with the methodology set forth on Schedule 8.1(f) (the “Closing Consideration Allocation”). The Closing Consideration Allocation shall be binding on the Parties, and the Parties agree not to take (or permit any of their Affiliates to take) any tax position (on IRS Form 8594 or otherwise) that is inconsistent with such Closing Consideration Allocation. In any action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding related to the determination of any Tax, neither Purchaser nor the Company shall contend or represent that such allocation is not a correct allocation.
(g)Audits of Tax Returns. Purchaser shall notify the Seller within thirty (30) days upon the receipt of any notice, or becoming aware, of any audit or other similar examination with respect to Taxes of the Company for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period) (a “Tax Contest”); provided, that no failure or delay of Purchaser in providing such notice shall reduce or otherwise affect the obligations of Seller pursuant to this Agreement, except to the extent that Seller is materially and adversely prejudiced as a result of such failure or delay. Purchaser shall control, or cause the Company, as applicable, to control the conduct of any Tax Contest; provided, that (i) the Seller shall have the right to participate in any such Tax Contest and (ii) Purchaser shall not settle any such Tax Contest without the Seller’s written consent, not to be unreasonably withheld, conditioned or delayed.
(h)Apportionment of Taxes. For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes of the Company (i) based on or measured by income or receipts, sales or use, employment, or withholding for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any controlled foreign corporation, partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of other Taxes of the Company for a Straddle Period for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.
Article IX
SURVIVAL; INDEMNIFICATION
9.1Survival. The Parties agree that none of the representations or warranties contained in Article III, Article IV, or Article V of this Agreement or in the certificate delivered pursuant to Sections 2.2(a)(xiii), 2.2(a)(xiv), 2.2(b)(ii), or in any other certificate provided by Seller to Purchaser in connection with the execution and delivery of this Agreement will survive the Closing; provided, however, that the Fundamental Representations shall survive the Closing until the date that is three (3) years after the Closing Date. Each of the covenants and agreements contained in this Agreement that require performance following the Closing shall survive the Closing in accordance with their terms until fully performed or satisfied. Each of the covenants and agreements contained in this Agreement that require performance at or prior to the Closing shall terminate as of the Closing and shall not survive the Closing.
9.2Seller Indemnification Obligations. Seller shall indemnify, hold harmless, and defend Purchaser, Purchaser’s Affiliates, and its and their respective members, owners, officers,

directors, managers, and employees (collectively, the “Purchaser Indemnified Parties”), from and against any and all Losses arising out of any of the following:
(a)the breach of any of the Seller Fundamental Representations; and
(b)the Company’s or Seller’s breach of any of the covenants set forth herein.
9.3Purchaser’s Indemnification Obligations. Purchaser shall indemnify, hold harmless, and defend the Seller, the Seller’s Affiliates, and their respective owners, officers, directors, managers, and employees (collectively, the “Seller Indemnified Parties”), from and against any and all Losses, arising out of any of the following:
(a)the breach of any of the Purchaser Fundamental Representations; and
(b)Purchaser’s breach of any of the covenants set forth herein.
9.4Limits on Indemnification. Notwithstanding the foregoing, the maximum aggregate amount of Losses that the Purchaser Indemnified Parties may recover with respect to claims, whether individually or in the aggregate, for indemnification under Section 9.2 shall not exceed an amount equal to the Purchase Price. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 9.4 shall not apply to any indemnification claim based on Fraud.
9.5Calculation of Losses.
(a)The amount of any Losses for which indemnification is payable under this Article IX shall be calculated net of any amounts actually recovered by the Seller Indemnified Parties or Purchaser Indemnified Parties, as the case may be (hereinafter sometimes referred to as the “Indemnified Party”), for such Losses under the R&W Policy and any applicable third party insurance policies (excluding self-insurance arrangements) or from any third party alleged to be responsible therefor. The Indemnified Party shall use commercially reasonable efforts to seek and collect recovery under any applicable insurance policy (including the R&W Policy, if applicable) and from any such responsible third parties prior to making any claim for indemnification with respect to such Losses hereunder. Notwithstanding the foregoing, an Indemnified Party’s obligation to use commercially reasonable efforts to seek and collect recovery under any applicable insurance policy (including the R&W Policy, if applicable) and from any such responsible third parties, shall not require such Indemnified Party to (i) file a Legal Proceeding or initiate any other action, (ii) assume or incur any material Liability, or (iii) take any other action that would reasonably be expected to materially disrupt or otherwise materially affect such Indemnified Party’s business or operations.
(b)If an Indemnified Party receives any amounts under applicable third party insurance policies (including the R&W Policy), or from any other third party alleged to be responsible, in each case for any Losses, subsequent to receiving an indemnification payment associated with such Losses from the Seller or Purchaser, as the case may be (hereinafter referred to as the “Indemnifying Party”), then the Indemnified Party shall promptly reimburse the Indemnifying Party for any such indemnification payment up to the lesser of (i) the amount received by the Indemnified Party from such insurance policies or other third party or (ii) the amount of such indemnification payment previously received by the Indemnified Party from the Indemnifying Party.
(c)Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which such Indemnified Party seeks indemnification. The Indemnified Party shall provide the Indemnifying Party with prompt written notice of any material mitigation measures for which the Indemnified Party intends to seek reimbursement hereunder, to the extent reasonably practicable under the circumstances, and shall reasonably consult with the Indemnifying Party regarding such mitigation measures. Any reasonable out-of-pocket costs and expenses incurred by the Indemnified Party in connection with such mitigation shall constitute Losses recoverable hereunder only to the extent the Indemnified Party has complied with the foregoing notice and consultation requirements. Notwithstanding the foregoing, an Indemnified Party’s obligation to mitigate any Losses shall not require such Indemnified Party to (i) file a Legal Proceeding or (ii) assume or incur any material Liability.
(d)For the avoidance of doubt, no Indemnified Party shall be entitled to recover more than once in respect of the same Loss, including through any combination of (i) indemnification pursuant to this Article IX, (ii) the R&W Policy, (iii) any other insurance proceeds, or (iv) recovery from any third party.
9.6Notice of Loss; Third-Party Claims.
(a)An Indemnified Party shall give the Indemnifying Party written notice of any matter that such Indemnified Party has determined has given a right of indemnification under this Agreement within thirty (30) days of such determination, stating the amount of the Loss and the method of computation thereof, if known, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, provided that the failure to provide (or to timely provide) such notice will not affect the Indemnified Party’s right to indemnification unless (and then solely to the extent) the Indemnifying Party is actually prejudiced by such delay.
(b)If an Indemnified Party receives notice of any Legal Proceeding against it (a “Third-Party Claim”) that may give rise to a claim for Loss under this Article IX, the Indemnified Party shall within 30 days deliver to the Indemnifying Party notice of such Third-Party Claim, provided that the failure to provide (or to timely provide) such notice will not affect the Indemnified Party’s right to indemnification unless (and then solely to the extent) the Indemnifying Party is actually prejudiced by such delay. Subject to Section 9.6(c), the Indemnifying Party shall have twenty (20) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party and at the expense of the Indemnifying Party, of the settlement or defense thereof with such right to assume and control contingent upon the Indemnifying Party contemporaneously acknowledging in the written notice its obligation to indemnify the Indemnified Party against any Losses that may result from such Third-Party Claim; provided, however, that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, the fees and expenses of which shall be borne by such Indemnified Party; provided, however, that the Indemnified Party’s participation is not materially prejudicial to the Indemnifying Party and that there does not exist, or is reasonably likely to exist, a material conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its reasonable discretion for the same counsel to represent both the Indemnifying Party and the Indemnified Party. The Indemnified Party and the Indemnifying Party shall reasonably cooperate in the defense or prosecution of any Third-Party Claim, including by making available, at the Indemnifying Party’s expense (solely for out of pocket costs and not the costs of in-house personnel), all witnesses, pertinent records, materials and information in such party’s possession or under its control relating thereto as is reasonably necessary to the defense or prosecution of such claim. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to reasonably cooperate with the Indemnifying Party and its counsel in making any counterclaim against the Person asserting the Third-Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party will not pay, or permit to be paid, any part of such Third-Party Claim unless (i) the Indemnifying Party consents in writing to such payment or settlement, (ii) the Indemnifying Party withdraws from the defense of such Third-Party Claim by providing written notice thereof to the Indemnified Party, (iii) a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third-Party Claim, or (iv) the Indemnified Party delivers to the Indemnifying Party a written waiver of any right to indemnity from the Indemnifying Party for all Losses related to such Third-Party Claim. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnifying Party will not have the right to settle any Third-Party Claim unless it obtains a full release of the Indemnified Party in respect of such Third-Party Claim and to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably withheld, conditioned or delayed. If, within twenty (20) days after the receipt of the notice of such Third-Party Claim, the Indemnifying Party does not notify the Indemnified Party that it elects to undertake the defense of such Third-Party Claim, or if the conditions set forth in Section 9.6(c) apply, the Indemnified Party shall have the right to contest, settle or compromise such Third-Party Claim but will not thereby waive any right to indemnity therefor pursuant to this Agreement.
(c)Notwithstanding anything in this Section 9.6 to the contrary, the Indemnifying Party shall not be entitled to assume or conduct the defense of, or to settle or otherwise dispose of, any such Third-Party Claim if: (i) the Third-Party Claim relates to or involves any criminal proceeding, action, indictment, allegation, or investigation, (ii) the Indemnified Party reasonably believes an adverse judgement, settlement, or determination with respect to the Third-Party Claim would be materially adverse to the Indemnified Party’s business, taken as a whole, (iii) the Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party, or does not otherwise involve only money damages, (iv) the Third-Party Claim relates to Healthcare Regulatory Laws, (v) he Indemnified Party is entitled to indemnification from the Indemnifying Party in an amount less than fifty percent (50%) of the amount in controversy with respect to such Third-Party Claim, (vi) there exists a material conflict between the interests of the Indemnifying Party and the Indemnified Party, (vii) a defense exists for the Indemnified Party which is not available to the Indemnifying Party, or (viii) as determined in the Indemnified Party’s reasonable discretion, the Indemnifying Party does not make reasonably adequate provision with respect to the defense, satisfaction and discharge of such Third-Party Claim.
9.7Payment of Claims. Subject to the limitations set forth in this Agreement, any undisputed Losses payable by an Indemnifying Party to an Indemnified Party pursuant to Section 9.2 or Section 9.3 shall be paid by the Indemnifying Party within not more than ten (10) Business Days after written demand therefor by wire transfer of immediately available funds to an account designated by the Indemnified Party in writing. Any disputed Losses payable by an Indemnifying Party to an Indemnified Party pursuant to Section 9.2 or Section 9.3 shall be paid within ten (10) Business Days after the amount thereof is finally determined by written agreement of the parties, final non-appealable judgment, or, in the case of a Third-Party Claim, a final settlement or other disposition in accordance with Section 9.6.
9.8Exclusive Remedy.
(a)Purchaser hereby acknowledges and agrees that Purchaser shall have no right or remedy to take any action in respect of, and neither the Company nor Seller or any of their respective Affiliates shall have any Liability to Purchaser in respect of, any breach by Seller of any representations or warranties contained herein or any failure to comply with any of the covenants, conditions or agreements contained herein, except (i) prior to the Closing, (A) to terminate this Agreement pursuant to Article X hereof, in which event Purchaser shall thereupon have only the rights with respect thereto as provided for in Article X, (B) to seek equitable remedies pursuant to Section 6.16(d), or to seek specific performance pursuant to Section 11.15 and (ii) following the Closing, to pursue the remedies set forth under Section 9.2 (in each case subject to the other terms of this Article IX, including Section 9.5 and this Section 9.8) against the Seller.
(b)From and after the Closing, (i) any claims by Purchaser arising out of any breach of any representation or warranty of the Seller set forth herein, other than the Seller Fundamental Representations, shall be asserted and resolved solely in compliance with the procedures set forth in the R&W Policy and (ii) any objections by the provider under the R&W Policy to any claim brought by Purchaser, as well as the resolution of any disputes related thereto, shall also proceed solely in accordance with the procedures set forth in the R&W Policy, and in each case, except with respect to Seller Fundamental Representations, Purchaser shall have no recourse whatsoever against Seller, the Company or any of their respective Affiliates in respect thereof. Notwithstanding anything herein to the contrary, with respect to any Losses for which indemnification may be available against the Seller under Section 9.2 and for which recovery is available under the R&W Policy or from any third party alleged to be responsible therefor, the Purchaser Indemnified Parties shall first use commercially reasonable efforts to pursue and recover under the R&W Policy and from such third party, and Seller shall have Liability only for the portion of such Losses, if any, remaining after giving effect to any amounts actually recovered thereunder in accordance with Section 9.5. For the avoidance of doubt, the foregoing sentence shall apply to claims under Section 9.2 in respect of the Seller Fundamental Representations. Any rights of any issuer of the R&W Policy, including any rights of subrogation, shall not affect, expand or increase any liability or obligation of Seller in connection with the transactions contemplated by this Agreement. The provisions of this Article IX shall apply even if (i) the R&W Policy is revoked, cancelled or modified in any manner after issuance, or (ii) Purchaser makes a claim under the R&W Policy and such claim is denied by the insurer. To the maximum extent permitted by applicable Law, and except as otherwise set forth in this Article IX, Purchaser, on behalf of its Affiliates, Representatives, successors and assigns, hereby otherwise waives all other rights and remedies with respect to any matter in any way relating to this Agreement or the Contemplated Transactions or arising in connection herewith or in connection with the Contemplated Transactions, whether at Law, in equity, or otherwise. Notwithstanding any other term herein, nothing in this Section 9.8 shall limit any claim for Fraud brought against the Party committing such Fraud.
9.9R&W Policy Subrogation. Purchaser agrees that it shall cause the R&W Policy obtained in connection with the transactions contemplated by this Agreement or otherwise with respect to its acquisition of the Company to expressly exclude rights of subrogation against Seller and their Affiliates, other than for Fraud. Purchaser covenants and agrees that it will not, and, following the Closing, will cause the Company not to, amend, repeal or modify any provision of the R&W Policy in a manner that is materially adverse to Seller, in each case without Seller’s prior written consent.
Article X
TERMINATION
10.1Termination Events. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:
(a)by mutual written consent of the Seller, as applicable, on the one hand, and Purchaser, on the other hand;
(b)by either Purchaser, on the one hand, or the Seller, as applicable, on the other hand, if the condition set forth in Section 7.1(a) has not been satisfied and is not capable of being satisfied by the Outside Date (as the same may be extended pursuant to Section 10.1(e)(i)), despite the Parties’ compliance in all material respects with their respective obligations under

Section 6.2; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the failure of such condition;
(c)by Purchaser, if there has been a material breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of Purchaser at the Closing, and (i) such breach has not been waived by Purchaser, (ii) Purchaser has provided written notice to Seller of such breach, and (iii) such breach has not been cured within fifteen (15) calendar days after the Seller’s receipt of such written notice from Purchaser; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if Purchaser is then in material violation or breach of any of its covenants, obligations, representations or warranties set forth in this Agreement;
(d)by the Seller if there has been a material breach by Purchaser of any covenant, agreement, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Seller at the Closing, and (i) such breach has not been waived by the Seller, (ii) the Seller has provided written notice to Purchaser of such breach, and (iii) such breach has not been cured within fifteen (15) calendar days after Purchaser’s receipt of such written notice from the Seller; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Seller is then in material violation or breach of any of its covenants, obligations, representations or warranties set forth in this Agreement;
(e)by the Seller, on the one hand, or Purchaser, on the other hand, upon written notice to the other if the Closing has not been consummated by 5:00 p.m. (Mountain time) on the date that is sixty (60) days after the date hereof (the “Outside Date”); provided, however, that neither the Seller, on the one hand, nor Purchaser, on the other hand, shall be entitled to terminate this Agreement pursuant to this Section 10.1(e) if such Person’s Willful Breach has prevented the consummation of the Contemplated Transactions; provided, further, that:
(i)the Outside Date may be extended by Seller or Purchaser in one or more increments of 30 days each, not to exceed 270 days in the aggregate, and in no event to go past the date that is three hundred thirty (330) days after the date hereof, by written notice (by one or more notices hereunder), to the other Party delivered on or before the then-current Outside Date, solely if, as of the Business Day immediately prior to the then-current Outside Date:
(A)all of the conditions set forth in Article VII (other than (x) the condition(s) relating to Consents from Governmental Authorities (including under the HSR Act and other Antitrust Laws) and (y) those conditions that by their nature are to be satisfied at the Closing) have been satisfied or, in the case of those to be satisfied at the Closing, are then capable of being satisfied, and
(B)there is no Order in effect permanently enjoining the Closing other than any temporary, preliminary or similar order, subpoena, timing agreement, investigation, or other restraint related to such Consents from Governmental Authorities;
(ii)if, before the Outside Date (as the same may be extended pursuant to clause (i)), Seller has initiated proceedings to specifically enforce any provisions of this Agreement, then the Outside Date shall be automatically extended, and this Agreement shall not terminate, until the date that is five (5) Business Days after the final resolution of such action or proceeding by written agreement of the parties thereto or a final and non-appealable Order resolving such action or proceeding and the satisfaction of all obligations arising out of the resolution of such action or proceeding;
(iii)the delivery of a timely extension notice by either Purchaser or Seller pursuant to clause (i) shall be effective without the consent of the other Party and shall automatically extend the Outside Date for all purposes hereunder, and if both Purchaser and Seller deliver an extension notice with respect to the same then-current Outside Date, the Outside Date shall be extended by the longer extension period specified in such notices and the Outside Date resulting from such longer extension period shall control for all purposes of this Agreement;
(f)by the Seller if (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than any conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being satisfied if the Closing would have occurred on such date) have been satisfied or validly waived by Purchaser, (ii) the Seller has provided notice to Purchaser in writing that the Seller is prepared to consummate the Closing, and (iii) Purchaser fails to consummate the Closing within five (5) Business Days after the delivery of such notice;
(g)by the Purchaser if (i) all of the conditions set forth in Section 7.1 and Section 7.3 (other than any conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being satisfied if the Closing would have occurred on such date) have been satisfied or validly waived by Seller, (ii) the Purchaser has provided notice to Seller in writing that the Purchaser is prepared to consummate the Closing, and (iii) Seller fails to consummate the Closing within five (5) Business Days after the delivery of such notice; or
(h)by either Seller or Purchaser upon notice to the other Party if the MVH Purchase Agreement is terminated in accordance with its terms prior to Closing.
10.2Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement will terminate, except for the Parties’ respective obligations under Section 6.4 (Publicity), this Section 10.2 (Effect of Termination), and Article XI (Miscellaneous), which will survive any termination of this Agreement; provided, however, that the Confidentiality Agreement will survive any termination of this Agreement for a period of five (5) years following the date of such termination and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, in the event of such termination, (x) the term of the Confidentiality Agreement automatically will be extended for such additional five (5)-year period without any further action by any Party and (y) as between the Parties, the Confidentiality Agreement shall be deemed amended to give effect to such extension and this Section 10.2 shall control in the event of any inconsistency with the Confidentiality Agreement; provided further, that no Party shall be released from Liability hereunder for any prior Willful Breach, and nothing in this Section 10.2 shall impair the right of any Party to compel specific performance by the other Parties of its or their obligations under this Agreement pursuant to Section 11.15. In any action to seek damages in connection with any Willful Breach by a Party, the prevailing party will be entitled to recover all of its reasonable costs and expenses (including reasonable attorneys’ fees and expenses and court costs).
Article XI
MISCELLANEOUS
11.1Defined Terms. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:
“Accounting Firm” has the meaning set forth in Section 2.5(c).

“Additional Payments” means, if and when payable pursuant to the terms of this Agreement, the amounts payable to the Seller (i) in respect of any Upward Adjustment Amount, (ii) in respect of the disbursement of the Escrow Funds pursuant to the terms of this Agreement and the Escrow Agreement and (iii) pursuant to Section 8.1.
“Affiliate” of a Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled by” have correlative meanings. For the avoidance of doubt, Purchaser shall not be deemed an Affiliate of Seller (and Seller shall not be deemed an Affiliate of Purchaser) solely as a result of Purchaser’s ownership of Company Units.
“Agreed Accounting Principles” means the methodologies, practices, and principles as set forth on Schedule 11.1(a).
“Agreement” has the meaning set forth in the Preamble.
“Annual Financial Statements” has the meaning set forth in Section 3.7.
“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the FTC Act of 1914, the HSR Act, state antitrust laws and all other applicable Legal Requirements (including non-U.S. Legal Requirements) issued by a Governmental Authority that are designed or intended to (i) preserve or protect competition, (ii) prohibit or restrict monopolization, attempted monopolization, or restraints of trade (or agreements in restraint of trade), or (iii) prevent acquisitions, mergers or other business combinations or similar transactions that may have the effect of lessening or impeding competition, tending to create or entrench a monopoly, each as amended.
“Balance Sheet” has the meaning set forth in Section 3.7(a).
“Balance Sheet Date” has the meaning set forth in Section 3.7(a).
“Bank Account” has the meaning set forth in Section 3.29.
“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in Idaho Falls, Idaho.
“Cash” means all cash, cash equivalents and liquid instruments that are immediately convertible into cash (including marketable securities) of the Company on a consolidated basis, plus received cash and checks whether or not cleared but net of checks written but not yet cleared, in each case determined as of the Effective Time in accordance with the Agreed Accounting Principles.
“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Closing” has the meaning set forth in Section 2.1.
“Closing Cash” means (i) the amount of Cash calculated as of the Effective Time and in accordance with the Agreed Accounting Principles, multiplied by (ii) the Purchase Percentage.
“Closing Consideration” means an aggregate cash amount equal to (i) the Purchase Price, plus (ii) the Closing Cash, plus (iii) the product of multiplying the Purchase Percentage by the amount, if any, by which the Closing Date Net Working Capital exceeds the Target Net Working Capital, minus (iv) the product of multiplying the Purchase Percentage by the amount, if any, by which the Target Net Working Capital exceeds the Closing Date Net Working Capital, minus (v) the product of multiplying the Purchase Percentage by the Closing Indebtedness, minus (B) the Selling Expenses, and minus (C) the Escrow Amount.
“Closing Consideration Allocation” has the meaning set forth in Section 8.1(f).
“Closing Date” has the meaning set forth in Section 2.1.
“Closing Date Net Working Capital” means the difference of the Current Assets less the Current Liabilities, in each case determined as of the Effective Time.
“Closing Indebtedness” means the Indebtedness of the Company as of the Effective Time.
“CMS Reporting” means any quality, performance reporting through use of certified electronic health record technology and other electronic reporting requirements, applicable to the Company and its operations and in all cases implemented by CMS pursuant, but not limited, to the Social Security Act, the Patient Protection and Affordable Care Act of 2010 (or any replacement or successor Law), the Health Care and Education Reconciliation Act of 2010, the Pathway for Sustainable Growth Reform (SGR) Act of 2013, the Protecting Access to Medicare Act of 2014, the Improving Medicare Post-Acute Care Transformation Act of 2014 (IMPACT), American Taxpayer Relief Act of 2012 (ATRA), Balanced Budget Act of 1997 (BBA), the Medicare, Medicaid and SCHIP (State Children’s Health Insurance Program) Balanced Budget Refinement Act of 1999 (BBRA), the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 (BIPA), the 21st Century Cures Act, HIPAA, the Medicare Access & CHIP Reauthorization Act of 2015 (MACRA) (Pub L. 114-10, enacted April 16, 2015), amending Title XVIII of the Social Security Act and/or the Bipartisan Balanced Budget Act of 2018, each of which may be amended from time to time by a Balanced Budget Act of the United States Congress, and each as applicable at such time as healthcare services are rendered.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company” has the meaning set forth in the preamble.

“Company Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated March 31, 2023.
“Company Units” has the same meaning given to the term “Unit” set forth in the Company Operating Agreement.
“Confidentiality Agreement” has the meaning set forth in Section 6.3.
“Consent” means any approval, consent, ratification, waiver, or other authorization from any Person.
“Contemplated Transactions” means the transactions contemplated by this Agreement.
“Contract” means any written agreement, contract, note, loan, purchase order, letter of credit, indenture, security or pledge agreement, covenant not to compete, license, lease, commitment, promise or undertaking.
“Cost Report” means any cost report (including all forms, worksheets, schedules and other attachments related thereto) required to be filed in respect of any portion of the Business pursuant to a Federal Healthcare Program or any program with a Third Party Payor that settles on a cost report basis.
“Current Assets” means the aggregate amount of all current assets of the Company listed as categories of current assets on the Reference Balance Sheet, on a consolidated basis and in accordance with the Agreed Accounting Principles; provided, however, that Current Assets shall not include any Cash.
“Current Liabilities” means the aggregate amount of all current liabilities of the Company listed as categories of current liabilities on the Reference Balance Sheet, on a consolidated basis and in accordance with the Agreed Accounting Principles; provided, however, that Current Liabilities shall not include any Indebtedness, Selling Expenses or other Liabilities either paid on or prior to the Closing Date by or on behalf of the Company, any Liabilities relating to income Taxes or deferred Taxes, or any Liability that is otherwise allocated to, or the obligation of, Purchaser or any of its Affiliates pursuant to the terms of this Agreement or the other Transaction Documents.
“Data Protection Laws” means all applicable Laws in the United States of America governing the security, privacy, destruction, and transfer of Personal Data collected, received, stored, or otherwise processed by the Company.
“D&O Indemnified Person” has the meaning set forth in Section 6.6(a).
“Disclosure Schedules” means the disclosure schedules prepared and delivered by the Seller to Purchaser and dated as of the date of this Agreement which sets forth the exceptions to the representations and warranties contained herein and certain other information called for by this Agreement.

“DOJ” means the Department of Justice of the United States.
“Downward Adjustment Amount” has the meaning set forth in Section 2.5(e).
“Effective Time” has the meaning set forth in Section 2.1.
“Employee” means any individual who is a current part-time or full-time employee of the Company, including Practitioners.
“Employee Plans” has the meaning set forth in Section 3.11(a).
“Encumbrance” means any charge, claim, lien, pledge, security interest, deed of trust, mortgage, right-of-way, easement, encroachment or servitude.
“Environmental Claim” means any investigation, hearing, claim, action, suit or litigation by any Person alleging liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, property damage, personal injury, fines or penalties) based on (i) the discharge, emission, or Release of any Hazardous Materials by or attributable to the Business or (ii) the violation of any Environmental Laws or Environmental Permits applicable to the Business.
“Environmental Law” means all applicable foreign, federal, state or local laws, rules or regulations promulgated thereunder and orders, consent orders, judgments, or rulings issued, promulgated or entered pursuant thereto, regarding pollution or protection of the environment, including (i) laws regarding the emissions, discharges or Releases of Hazardous Materials into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials. Environmental Laws shall include CERCLA, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) or any other similar foreign, federal, state or local law of similar effect, each as amended.
“Environmental Permits” means all licenses, permits, authorizations, or consents from any Governmental Authority required under Environmental Laws for the operation of the Company as currently operated.
“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means the escrow agreement dated as of the Closing Date, by and among Purchaser, the Seller and the Escrow Agent, substantially in the form of Exhibit A attached hereto.

“Escrow Amount” has the meaning set forth in Section 2.4(b).
“Escrow Funds” means the funds held from time to time by the Escrow Agent pursuant to the Escrow Agreement.
“Estimated Closing Consideration” has the meaning set forth in Section 2.3(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).
“Excluded Item” means (i) any Liability of the Company resulting from any action taken on or after the Closing Date by or on behalf of Purchaser or any of its Affiliates, including in connection with any financing sourced by Purchaser or any of its Affiliates, (ii) any Liability that is otherwise allocated to, or the obligation of, Purchaser or any of its Affiliates pursuant to the terms of this Agreement, (iii) any Liability of the Company that is included in the Final Statement as a Current Liability in determining the Closing Date Net Working Capital, (iv) any Liability for Taxes for a taxable period (or portion thereof) beginning on or after the Closing Date, (v) any intercompany Liability between the Company, on the one hand, and MVH or any of its Wholly-Owned Subsidiaries, Surgery Partners, or any of Surgery Partners’ Affiliates, on the other hand, or (vi) any amounts arising out of the costs, premiums, and other expenses related to the R&W Policy allocated to Purchaser pursuant to Section 11.17(d).
“Federal Healthcare Program” has the meaning set forth in Section 3.19(a)(ii)(A).
“Final Closing Consideration” has the meaning set forth in Section 2.5(c).
“Final Statement” has the meaning set forth in Section 2.5(c).
“Financial Statements” has the meaning set forth in Section 3.7(a).
“Fraud” means the actual and intentional (and not constructive) common law fraud under Delaware law effected by Purchaser or Seller, as applicable, with respect to a representation contained in Articles III, IV, or V of this Agreement with the actual (and not constructive) knowledge that such representation was false when made (as opposed to the making of a representation negligently, recklessly or without actual knowledge of its truthfulness) and which was made with the express intention of inducing the person to whom such false representation was made (the “Recipient”) to enter into or consummate the Contemplated Transactions and upon which the Recipient has reasonably relied to its detriment; provided, however, that for the avoidance of doubt, “Fraud” specifically excludes equitable fraud and constructive fraud of any kind (including any fraud based on constructive knowledge, negligent misrepresentation or recklessness).
“Fundamental Representations” means the Seller Fundamental Representations and the Purchaser Fundamental Representations.
“Funds Flow” means that certain funds flow prepared by the Company and the Seller and delivered to the Purchaser prior to the Closing, which shall be in a form and substance reasonably acceptable to Purchaser provided, however, that Purchaser’s review and any comments relating to the Funds Flow shall be subject to the terms of Section 2.3(b).
“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, consistently applied.
“General Enforceability Exceptions” has the meaning set forth in Section 3.2.
“Governing Documents” means with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (ii) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (iii) if a limited liability company, the articles of organization or certificate of formation and the limited liability company agreement or operating agreement (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (iv) if any other type of entity (including any non-U.S. entity), the formation or organizational documents and the governing documents, and (v) any amendment or supplement to any of the foregoing.
“Government Reimbursement Programs” shall mean any programs funded or administered by the federal or a state government, or contractor(s) thereof, for the purposes of paying for health care services. Such programs shall include, but not be limited to, Medicare, Medicaid, TRICARE, programs administered by the U.S. Department of Labor Employment Standards Administration’s Office of Workers’ Compensation Programs (e.g., administration of claims pursuant to the Black Lung Benefits Act), and similar or successor programs with or for the benefit of designated federal or state residents.
“Governmental Authority” means any foreign, federal, state, provincial, quasi-governmental or local governmental or regulatory commission, board, bureau, agency, department, court or regulatory or administrative body.
“Hazardous Materials” means any substance that is listed, defined, designated, regulated or classified as, or otherwise determined to be, hazardous, radioactive, infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law.
“Healthcare Permit” has the meaning set forth in Section 3.19(a)(viii).
“Healthcare Regulatory Laws” means all Laws relating to healthcare regulatory matters, including without limitation, any and all Laws, standards, ordinances, codes, rules, regulations or any Order or judgment, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, of any Governmental Authority pertaining to health regulatory matters applicable to the Company or to payment for any items or services rendered, provided or furnished by the Company and/or through the Business, including Title XVIII of the Social Security Act, 42 U.S.C. §§

1395-1395lll (the Medicare statute), including the Ethics in Patient Referrals Act, as amended, or “Stark Law”, 42 U.S.C. § 1395nn, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute), the Federal Healthcare Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the False Claims Act, 31 U.S.C. §§ 3729-3733, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58, the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b, the Exclusion Laws, 42 U.S.C. § 1320a 7, the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010, any similar state or local Law that addresses the subject matter of any of the foregoing, any state Law or precedent relating to the corporate practice of the learned or licensed healthcare professions, including any Law applicable to the corporate practice of medicine, any state Law concerning the splitting of healthcare professional fees or kickbacks, any state Law concerning healthcare professional self-referrals, any state healthcare professional licensure Law, qualification or requirement for the practice of medicine, any state requirement for business corporations or professional corporations, professional companies, companies or associations that provide medical services or practice medicine or any related learned healthcare profession, any state and federal controlled substance and drug diversion Law, including the Federal Controlled Substances Act (21 U.S.C. § 801, et seq.), any state or federal law or regulation related to the relationships among providers, payors, vendors and consumers in the health care industry and the delivery, purchase, sale or support of health care services, any state or federal law or regulation or third-party payor policy applicable to the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments for medical or healthcare services
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, without duplication, the sum of (i) all obligations of the Company for borrowed money, (ii) all obligations of the Company under finance leases in accordance with the Agreed Accounting Principles, (iii) all obligations of the Company under notes, bonds and debentures, (iv) the net payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Company is a party, in each case, assuming the obligation is terminated or settled at the Closing, in each case, determined after offsetting any asset positions against any liability positions, (v) all outstanding letters of credit (solely to the extent drawn and outstanding), and (vi) all obligations of the type described in clause (i) and (iii) above of any Person the payment of which is guaranteed by the Company, in each case together with any accrued but unpaid interest or prepayment premiums related thereto. “Indebtedness” shall not, and shall not be deemed to, include any Excluded Item.
“Indemnified Party” has the meaning set forth in Section 9.5(a).
“Indemnifying Party” has the meaning set forth in Section 9.5(b).
“Insurance Policies” has the meaning set forth in Section 3.21(a).

“Intellectual Property” means all Intellectual Property Rights owned by the Company, including all rights of the Company to sue or otherwise recover for any past, present or future infringement, misappropriation, dilution, or other violation thereof.
“Intellectual Property Rights” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (i) patents, provisional patents and utility models and applications therefor, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures, invention certificates, and the like (collectively, “Patents”), (ii) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia and including all goodwill associated with the foregoing (collectively, “Marks”), (iii) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, database rights, works of authorship and other rights corresponding thereto (collectively, “Copyrights”), (iv) trade secrets, and any other intellectual property rights in confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) all applications, registrations, renewals, extensions and permits related to any of the foregoing clauses (i) through (iv).
“Interim Financial Statements” has the meaning set forth in Section 3.7(a).
“IP Licenses” has the meaning set forth in Section 3.15(a)(v).
“IRS” means the United States Internal Revenue Service or any successor agency.
“IT Assets” has the meaning set forth in Section 3.28(e).
“Knowledge” means, (i) in the case of the Seller, the actual knowledge, after due and reasonable inquiry, of (A) the CEO, CFO, and Chief Compliance Officer of Surgery Partners, and (B) the CEO, Chief Compliance Officer, and Chief Medical Officer of the Company; and, (ii) in the case of Purchaser, the actual knowledge, after due and reasonable inquiry, of the CEO or CFO (or equivalent) of Purchaser.
“Landlord” means Mountain View-MPT Hospital LLC, a Delaware limited liability company.
“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational or other statute, code, regulation, ordinance or treaty.
“Leased Real Property” has the meaning set forth in Section 3.8(b).

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency or guaranty of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured.
“Losses” means losses, liabilities, damages, deficiencies, obligations, penalties, recoupments and repayments, costs, expenses, and any and all claims, demands, suits, or Legal Proceedings incurred by any Person, including the costs and expenses of any and all actions, suits, proceedings, investigations, demands, assessments, judgments, settlements, and compromises relating thereto (and, if applicable, reasonable attorneys’ fees associated therewith and reasonable costs of investigation or audit); provided, however, that “Losses” shall not include any exemplary, punitive, remote or speculative damages, loss of business opportunity, or lost profits, except for punitive or exemplary damages awarded in connection with a Third-Party Claim.
“Malicious Code” means any virus, trojan horse, worm, ransomware, back door, time bomb, drop dead device or other software routines designed to permit unauthorized access to, to disable, erase, interfere with the operation of, install itself within or otherwise harm a computer system or network on which such code is stored or installed or damaging or destroying any data or file without the user’s consent.
“Master Services Agreement” has the meaning set forth in Section 2.2(a)(xii).
“Material Adverse Effect” means any change, effect, event or occurrence that (a) prevents, materially delays, or materially impairs Seller’s or the Company’s ability to consummate the Contemplated Transactions, or (b) has or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Company, taken as a whole; provided, however, that, for purposes of clause (a), any change, effect, event or occurrence described in clauses (vi), (vii), or (xi) below shall be disregarded; provided, further, that, solely with respect to clause (b) none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) the announcement or pendency or consummation of the Contemplated Transactions, including any related losses or threatened losses of employees, contractors, customers, suppliers, distributors, referral sources or others having relationships with the Company, (ii) any change, effect, event or occurrence in any industry in which the Company participates, including any change in reimbursement rates, fee schedules, payment policies or methodologies under Third Party Payors or Government Reimbursement Programs, the U.S. economy or any other economy where the Company conducts business (in each case, taken as a whole) or the capital, banking or financing markets in general or the markets in which the Company operates or any geographical area in which the Company conducts its business, (iii) any “act of God” including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether or not occurring or commenced before or after the date of this Agreement, (iv) any change in global, national or regional political conditions, (v) any change in accounting requirements or principles (including GAAP) or any change in any applicable Laws, rules or regulations or the interpretation thereof by any Governmental Authority, (vi) any matters arising from any action or omission by Purchaser or its Affiliates, (vii) any change resulting or arising from the identity of, or any facts or circumstances relating to, Purchaser or any of its Affiliates, (viii) any public health crisis or pandemic, whether or not occurring or commenced before or after the date of this Agreement, (ix) any action required to be taken under any Law, (x) any matter set forth in the Disclosure Schedules, or (xi) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the express terms of this Agreement; provided, further, that any event, change or action described in clause (viii) above will not be precluded from being or having, or taken into account in determining whether there has been or will be, a “Material Adverse Effect” if it disproportionately adversely impacts the Company, taken as a whole, relative to other companies operating in the same industry and geographic market as the Company.
“Material Contracts” has the meaning set forth in Section 3.15(a).
“Material Payor” has the meaning set forth in Section 3.27(b).
“Material Payor Agreement” has the meaning set forth in Section 3.15(a)(xii).
“Material Supplier” has the meaning set forth in Section 3.27(a).
“MVH” means Mountain View Hospital, LLC.
“MVH Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the date hereof, by and among IHC Health Services, Inc., SMBI Idaho, LLC, and MVH.
“Objection Notice” has the meaning set forth in Section 2.5(b).
“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
“Ordinary Course” means the conduct of the Company in operating the Business, consistent in all material respects with the past practice of the Company.
“Outside Date” has the meaning set forth in Section 10.1(e).
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company and used in the Business.
“Parties” means the parties to this Agreement.
“Party” has the meaning set forth in the Preamble.

“Payoff Letter” has the meaning set forth in Section 2.4(c).
“Permits” means all material licenses, permits, provider or supplier numbers, franchises, approvals, authorizations, certificates, easements, variances, exemptions, Consents or orders of, or filings with, any Governmental Authority, or any other Person, necessary for the present conduct of, or primarily related to the operation of, the Company under any Laws including any Healthcare Permits and Environmental Permits.
“Permitted Encumbrances” means (i) any restriction on transfer arising under applicable securities Law, (ii) liens for current Taxes or other governmental charges not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company, (iii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory liens arising or incurred in the Ordinary Course for amounts which are not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company, (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, (v) covenants, conditions, restrictions, easements, rights of way, servitudes and other similar matters of record affecting title which do not materially impair the occupancy or use of any real property for the purposes for which it is currently used in connection with the operation of the Company and which would be identified through a title search, (vi) Encumbrances identified on title policies, title opinions, title commitments or preliminary title reports provided to or obtained by Purchaser (other than those associated with Indebtedness), (vii) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) purchase money liens and liens securing rental payments under capital lease arrangements, (ix) Encumbrances of lessors and licensors arising under lease agreements or license arrangements, (x) Encumbrances affecting or encumbering the right, title and/or interest of the landlord/fee owner with respect to the Leased Real Property, (xi) Encumbrances securing or relating to the Closing Indebtedness (or any portion thereof) that is not required to be discharged at or prior to the Closing pursuant to this Agreement, and (xii) those Encumbrances set forth on Schedule 11.1(b).
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority.
“Personal Data” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual. The term “Personal Data” includes, without limitation, any data which constitutes “personal data”, “personal information”, or the equivalent under any applicable Data Protection Law.
“Post-Closing Tax Period” means any taxable period that begins on or after the Closing Date, and, in the case of any Straddle Period, the portion of any such Straddle Period that begins on or after the Closing Date.
“Practitioner” means any physician or other licensed professional provider who provides services to the Business.

“Pre-Closing Period” has the meaning set forth in Section 6.1.
“Pre-Closing Tax Period” means any taxable period that ends before the Closing Date, and, in the case of any Straddle Period, the portion of any such Straddle Period that ends immediately prior to the Closing Date.
“Pre-Closing Taxes” means, any Taxes imposed on the Company with respect to any Pre-Closing Tax Period.
“Preliminary Statement” has the meaning set forth in Section 2.5(a).
“Purchase Percentage” has the meaning set forth in Recital B.
“Purchase Price” means $73,690,463, plus, an amount equal to (i) $753,469.01, plus (ii) if the Closing Date occurs after August 1, 2026, an amount equal to the product of (a) $1,280.84, multiplied by (b) the number of calendar days elapsed from but excluding August 1, 2026 through and including the Closing Date.
“Purchased Securities” has the meaning set forth in Recital B.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Fundamental Representations” means, collectively, those representations and warranties of Purchaser set forth in Sections 5.1 (Organization), 5.2 (Power and Authority), 5.4 (No Conflicts), and 5.6 (Brokers and Finders).
“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2.
“Purchaser Material Adverse Effect” means any change, development, circumstance, effect, event fact or occurrence that does, or would reasonably be expected to, prevent, materially delay or materially impair Purchaser’s ability to consummate the Contemplated Transactions.
“Real Estate Purchase Agreement” means the Real Estate Purchase Agreement, by and between Purchaser or its Affiliate and Landlord or its Affiliate, setting forth the terms and conditions of the purchase and sale of the Leased Real Property for which Landlord is the landlord or lessor.
“Real Property Leases” has the meaning set forth in Section 3.8(b).
“Reference Balance Sheet” means the sample calculation of Closing Date Net Working Capital set forth on Exhibit D.
“Registered IP” has the meaning set forth in Section 3.18(a).
“Release” means any spilling, leaking, pumping, pouring, injecting, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment.

“Released Claims” has the meaning set forth in Section 6.11.
“Released Parties” has the meaning set forth in Section 6.11.
“Releasors” has the meaning set forth in Section 6.11.
“Representative” means, with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor or other authorized representative of such Person, including legal counsel, accountants and financial advisors.
“Restricted Area” means the area within a fifty (50) mile radius of the Hospital.
“Restricted Business” means owning, leasing, operating, or managing any health care business in which surgical procedures or pain management procedures are performed, or which is otherwise competing with the business of the Company as conducted as of the Closing Date and shall include, without limitation (i) acute-care hospital that provides inpatient medical services and a 24/7 emergency department, or (ii) freestanding clinics, ambulatory surgery centers, urgent care centers, imaging centers, or physician practices. For the avoidance of doubt, Restricted Business excludes (x) telemedicine or other virtual-only services, and (y) services delivered exclusively to individuals whose primary residence is outside the Restricted Area.
“Restricted Period” has the meaning set forth in Section 6.16(a).
“Resolution Period” has the meaning set forth in Section 2.5(b).
“Review Period” has the meaning set forth in Section 2.5(b).
“R&W Policy” means, collectively, the representations and warranties insurance policies purchased by Purchaser and underwritten by (i) VALE Insurance Partners, (ii) Ambridge Partners LLC, (iii) RP Underwriting, Inc. d/b/a RPUW Insurance Services, as duly authorized agent of Fireman’s Fund Indemnity Corporation, Ascot Specialty Insurance Company and HDI Global Specialty SE, Sweden Branch, (iv) Indian Harbor Insurance Company, (v) Liberty Surplus Insurance Corporation, and (vi) Ethos Specialty Insurance Services LP, in each case with respect to the Seller’s representations and warranties set forth herein, the Seller’s representations and warranties in the MVH Purchase Agreement, and the Pre-Closing Taxes.
“Schedule Supplement” has the meaning set forth in Section 11.5(b).
“Seller” has the meaning set forth in the Preamble.
“Seller Affiliate” or “Seller Affiliates”, as applicable, means, collectively, the Subsidiaries of Surgery Partners (other than the Company and the Seller).
“Seller Fundamental Representations” means, collectively, those representations and warranties of the Company and Seller set forth in Sections 3.1 (Organization), 3.2 (Power and Authority), 3.4 (______________), solely with respect to clauses (a) and (b) thereof (No Conflicts), 3.5 (Capitalization of the Company), 3.30 (Brokers and Finders), 4.1 (Organization),

4.2 (Power and Authority), 4.3 (Title to Purchased Securities), 4.5, solely with respect to clauses (a) and (b) thereof (No Conflicts), and 4.7 (Brokers and Finders).
“Seller Indemnified Parties” has the meaning set forth in Section 9.3.
“Selling Expenses” means (i) the unpaid obligations of the Seller and Company for all legal, consulting, investment banking, accounting and other expenses incurred in connection with the Contemplated Transactions (including any success-based fees) determined as of the Effective Time and (ii) the amount of any transaction-related bonuses, stay bonuses, sales bonuses, change of control payments or other similar compensatory payments, in each case, payable by the Seller or Company solely as a result of consummation of the Contemplated Transactions and entered into before Closing; provided, however, that Purchaser shall pay for (a)(i) all fees associated with the filing of the notification under the HSR Act and any comparable non-U.S. Laws and (ii) fifty percent (50%) of any fees, costs, and expenses relating to the R&W Policy, in each case in accordance with Section 11.17, and (b) fifty percent (50%) of any fees charged by the Escrow Agent. “Selling Expenses” shall not, and shall not be deemed to, include any Excluded Item.
“Selling Group” has the meaning set forth in Section 11.18.
“Solvent” means, with respect to any Person, that (i) the sum of the assets, at a fair valuation, of such Person and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) exceeds their respective liabilities, (ii) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts or other liabilities beyond its ability to pay such debts and other liabilities as such debts and other liabilities mature or become due and (iii) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has sufficient capital with which to conduct its business.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” of any Person means another Person with respect to which such Person owns, directly or indirectly, at least 50% of the capital stock, capital interests, profits interests or other equity or has the power, directly or indirectly, to elect a majority of the members of the board of directors (or similar governing body).
“Surgery Partners” has the meaning set forth in the Preamble.
“System Contracts” means those certain Contracts that are system-wide or regional Contracts of Surgery Partners or its Subsidiaries which are accessible to the Company by virtue of its indirect ownership by Surgery Partners.
“Target Net Working Capital” means $12,476,000.

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, land value, registration, value added, alternative or add-on minimum, estimated, or other tax in the nature of the foregoing, imposed by a Tax Authority or Governmental Authority, including any interest, penalty, or addition thereto.
“Tax Authority” and “Taxing Authority” mean any U.S. or non-U.S. federal, national, state, provincial, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“Tax Contest” has the meaning set forth in Section 8.1(g).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Payor” mean any entity not owned or operated by a Governmental Authority, including private insurance, managed care plans, accountable care organizations, clinically integrated networks, and physician hospital organizations, under which hospitals, healthcare providers, and any healthcare facilities, centers, and units, directly or indirectly, receive payment for the provision of services or goods to beneficiaries of the applicable program.
“Transaction Documents” means this Agreement, the TSA, the Master Services Agreement, and all other agreements, instruments and certificates contemplated hereby to which any Party is a party.
“Transaction Tax Deductions” means any and all Tax deductions arising in respect of or resulting from the Contemplated Transactions (including, to the extent applicable, without limitation, deductions for any bonus, severance or other compensatory expense or relating to any pay down or satisfaction of Indebtedness).
“TSA” has the meaning set forth in Section 6.12(a).
“Treasury Regulations” means the Treasury Regulations promulgated under the Code.
“Upward Adjustment Amount” has the meaning set forth in Section 2.5(f).
“Wholly-Owned Subsidiary” means any Subsidiary, all of the outstanding equity interests of which are beneficially owned, directly or indirectly, by MVH.
“Willful Breach” means (i) an action or failure to act by one of the Parties that constitutes a material breach of this Agreement, and such action or failure to act occurred with such Party’s knowledge and intention that such action or failure to act would constitute a material breach of this Agreement or (ii) the failure of Purchaser to deliver at the Closing the full consideration then payable pursuant to Article II of this Agreement.
11.2Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) one (1) Business Day after deposit for next Business Day delivery with Federal Express or similar nationally reputable overnight courier service, (c) upon transmission by facsimile if a customary confirmation of transmission is received during normal business hours and, if not, the next Business Day after transmission, (d) upon transmission by electronic email if a customary confirmation of transmission is received during normal business hours and, if not, the next Business Day after transmission (so long as such email transmission is followed by deposit for next Business Day delivery via Federal Express or similar nationally reputable overnight courier service) or (e) three (3) Business Days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Purchaser or Seller shall be sent to the addresses indicated below (unless another address is specified in writing by such Party):
(i)if to the Company (after the Closing) or Purchaser:
IHC Health Services, Inc.
36 South State Street
22nd Floor
Salt Lake City, Utah 84111
Attention: Chief Executive Officer and Chief Legal Officer

with a copy (which shall not constitute notice) to:

Hall, Render, Killian, Heath and Lyman, P.C.
4505 Emperor Blvd Suite 315
Durham, NC 27703
Attention: Joseph M. Kahn
Robert Hamill
Email: jkahn@hallrender.com
rhamill@hallrender.com

(ii)if to the Company (before the Closing) or the Seller:
Surgery Partners, Inc.
340 Seven Springs Way, Suite 600
Brentwood, TN 37027
Attn: Jennifer Baldock
EVP, Chief Administrative & Development Officer
Email: JBaldock@surgerypartners.com

with a copy (which shall not constitute notice) to:

McDermott Will & Schulte LLP
444 West Lake Street

Chicago, IL 60606
Attn: John Callahan
Danielle Golino
Email: jcallahan@mcdermottlaw.com
dgolino@mcdermottlaw.com

11.3Titles; References; Construction; Timing. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All references to dollars in this Agreement and the other Transaction Documents shall be deemed to refer to such amounts in United States Dollars and all references to days or months shall be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, provincial, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (a) the word “including” shall be deemed to be immediately followed by the words “without limitation”, (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa, (c) words of one gender shall be deemed to include the other gender as the context requires; (d) “or” is not exclusive, and (e) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Schedules) and not to any particular term or provision of this Agreement, unless otherwise specified.
11.4Made Available. The phrase “made available to Purchaser” or similar phrases as used in this Agreement shall mean that the subject documents were either delivered to Purchaser or its Representatives or posted to the online data room hosted by Datasite at https://app.global.datasite.com/en/platform/launchpad/home and maintained on behalf of the Company with respect to the Contemplated Transactions at least five (5) Business Days prior to the date of this Agreement.
11.5Disclosure Schedules.
(a)Notwithstanding anything to the contrary contained in this Agreement or in any Section of the Disclosure Schedules, any information disclosed in one Section of the Disclosure Schedules shall be deemed to be disclosed in any other Section of the Disclosure Schedules and applicable to any other representation or warranty of this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that such information is relevant to such other Section or representation or warranty. Any disclosure in the Disclosure Schedules that refers to a document shall be qualified in its entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto. The Disclosure Schedules may include items or information that are not “material” to the Company, taken as a whole, and the inclusion of any such item or information shall not be deemed to be an admission or acknowledgment of the materiality of such item or information (or of any non-disclosed item or information of comparable or greater significance) for purposes of this Agreement or otherwise.
(b)From time to time, up to five (5) Business Days prior to the Closing, Seller and the Company may, subject to this Section 11.5(b) (but shall not be obligated to), supplement or amend the Disclosure Schedules with respect to any matter arising after the signing of this Agreement that, if existing, occurring, or known at the as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”). To the extent any Schedule Supplement is provided, Seller shall give Purchaser prompt, written notice of any such Schedule Supplement. Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.2(a) have been satisfied; provided, however, that if any disclosure in a Schedule Supplement that is properly delivered to Purchaser in accordance with this Section results in the failure of a condition to Closing set forth in Section 7.2(a) or otherwise gives Purchaser the right to terminate this Agreement and Purchaser waives the satisfaction of such condition to Closing or elects not to terminate this Agreement and agrees to Close the Contemplated Transaction, then Purchaser shall be deemed to have irrevocably waived its right to indemnification pursuant to this Agreement solely with respect to such matter.
11.6Entire Agreement; Mutual Drafting. This Agreement, including the Schedules, Exhibits hereto, the Disclosure Schedules and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the Parties on the date of this Agreement (including the other Transaction Documents), together with the Confidentiality Agreement and any other agreement which specifically references this Section 11.6, constitute the entire agreement among the Parties regarding the subject matter hereof and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any Party or by any director, officer, employee, agent, Affiliate or Representative of any Party. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
11.7No Other Representations or Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE: (1) THE REPRESENTATIONS AND WARRANTIES OF THE SELLER, COMPANY, AND PURCHASER EXPRESSLY SET FORTH IN ARTICLE III, ARTICLE IV, ARTICLE V, IN THE CERTIFICATES DELIVERED PURSUANT TO SECTIONS 2.2(A)(XIII), 2.2(A)(XIV), AND 2.2(B)(II) ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE PARTIES IN CONNECTION WITH THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS AND (2) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN THE PRECEDING CLAUSE, NONE OF THE SELLER, THE COMPANY, THE PURCHASER OR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY OR THE PURCHASED SECURITIES AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, ARE HEREBY EXPRESSLY DISCLAIMED.
11.8Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided, that no consent shall be required in connection with an assignment pursuant to Section 6.6(e). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective, heirs, successors and permitted assigns. Any attempted assignment in violation of this Section 11.8 will be void.

11.9Amendment. This Agreement may not be amended or modified except in an instrument in writing signed by the Seller and the Purchaser.
11.10Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.
11.11Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms or other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any Party.
11.12Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the laws of the State of Delaware.
11.13Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.
11.14Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Chancery Court of the State of Delaware or any state appellate court therefrom, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Chancery or state appellate court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware

Chancery or state appellate court. Each Party agrees that (y) this Agreement involves at least $100,000 and (z) this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
11.15Specific Performance. The Parties agree that irreparable harm would occur in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such harm. Accordingly, the Parties acknowledge and hereby covenant and agree that in the event of any breach or threatened breach of the covenants, agreements or obligations set forth in this Agreement, then in addition to any other remedy available at law or in equity, the non-breaching Party(ies) will be entitled to an injunction or injunctions to prevent or restrain any breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to enforce compliance with the covenants, agreements and obligations under this Agreement without the requirement of posting bond or proving the inadequacy of monetary damages.
11.16Cumulative Remedies. Except as expressly provided otherwise in this Agreement, all rights and remedies of any Party are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
11.17Expenses. Except as otherwise expressly provided herein (including Section 6.2, Section 6.6, and Section 8.1 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors, investment banks and accountants, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that (a) Purchaser has paid or shall pay and be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, provided that each of Seller and Purchaser shall, respectively, pay and be responsible for its own costs and fees payable in connection with responding to any Second Request from any Governmental Authority, (b) Seller and Purchaser shall each, respectively pay and be responsible for 50% of any fees and expenses charged by the Escrow Agent, (c) Seller shall pay and be fully responsible for all fees and premiums associated with the tail policy pursuant to Section 6.6(c), (d) Seller and Purchaser shall each, respectively, pay and be responsible for 50% of all premiums, underwriting fees, brokerage fees, legal fees (if any) for counsel engaged by the underwriter, surplus lines tax and any other costs and expenses related to the R&W Policy and (e) the Seller shall pay, and be responsible for, any and all transfer Taxes, recording fees and other similar Taxes that are imposed by any Governmental Authority in connection with the Contemplated Transactions.
11.18Waiver of Conflicts; Privilege. Each of the Parties hereby agrees, on its own behalf and on behalf of its Affiliates, that, following the Closing, McDermott Will & Schulte LLP may serve as counsel to Surgery Partners and its Affiliates (collectively, the “Selling Group”) in connection with any matters related to this Agreement and the other Transaction Documents, the negotiation, execution or performance of this Agreement or the other Transaction Documents or the Contemplated Transactions, including any litigation, claim or dispute arising out of or relating to this Agreement or the other Transaction Documents, the negotiation, execution or performance of this Agreement or the other Transaction Documents or the Contemplated Transactions, notwithstanding any representation of the Company by McDermott Will & Schulte LLP prior to the Closing. Purchaser, on its own behalf and on behalf of its Affiliates (including the Company from and after the Closing), hereby irrevocably: (a) waives any claim any of them have or may have that McDermott Will & Schulte LLP has or will have a conflict of interest or is or will be otherwise prohibited from engaging in such representation, and (b) agrees that, in the event that any dispute (including litigation) arises after the Closing between Purchaser or its Affiliates (including the Company) on the one hand, and any member of the Selling Group, on the other hand, McDermott Will & Schulte LLP may represent any or all of the members of the Selling Group in such dispute, even though the interests of such Person(s) may be directly adverse to Purchaser or its Affiliates (including the Company) and even though McDermott Will & Schulte LLP may have represented the Company in a matter substantially related to such dispute. Purchaser, on its own behalf and on behalf of its Affiliates (including the Company from and after the Closing), also further covenants and agrees that, as to all communications between McDermott Will & Schulte LLP and the Company, any member of the Selling Group or any of their respective Affiliates or Representatives that relate in any way to this Agreement or the other Transaction Documents, the negotiation, execution or performance of this Agreement, the other Transaction Documents or the Contemplated Transactions, the attorney-client privilege and the expectation of client confidence belongs and shall belong to the Selling Group and will not pass to or be claimed by Purchaser or its Affiliates (including the Company from and after the Closing), and none of Purchaser or any of its Affiliates (including the Company from and after the Closing) will request or access any such communications or use them in any way. In addition, from and after the Closing, all of the client files and records of or in the possession of McDermott Will & Schulte LLP related to this Agreement or the other Transaction Documents, the negotiation, execution or performance of this Agreement, the other Transaction Documents or the Contemplated Transactions will continue to be property of the Selling Group, and none of Purchaser or any of its Affiliates (including the Company from and after the Closing) will retain any copies of such records or have or seek any access to them. Notwithstanding the foregoing, in the event that after the Closing a dispute arises between Purchaser or any of its Affiliates (including the Company from and after the Closing) and a party other than any member(s) of the Selling Group or any of their Affiliates, then Purchaser or any of its Affiliates may assert the attorney-client privilege to prevent disclosure of such confidential communications to such third party; provided, however, that Purchaser and any of its Affiliates (including the Company from and after the Closing) may not waive such privilege without the prior written consent of the Seller (which may be withheld, conditioned or delayed in the sole and unfettered discretion of the Seller). This Section 11.18 shall not be terminated or modified without the prior written consent of McDermott Will & Schulte LLP, it being expressly agreed that McDermott Will & Schulte LLP is a third party beneficiary of this Section 11.18.
11.19Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.
11.20No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties, and their respective successors and permitted assigns, any rights, remedies or Liabilities of any nature or kind under or by reason of this Agreement (including any third party beneficiary rights), except as set forth in Section 6.6 and Section 11.18.
11.21Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Agreement shall become effective when duly executed and delivered by each Party. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by electronic mail of a PDF signature page or via DocuSign), and each such counterpart signature page shall constitute an original for all purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, the Patties have caused this Agreement to be executed and delivered as of the date first written above.
PURCHASER:

IHC HEALTH SERVICES, INC.

By:    /s/ Robert Allen
Name:    Robert Allen
Title:    President and Chief Executive Officer

By:    /s/ Clay Ashdown
Name:    Clay Ashdown
Title:    Chief Financial Officer

COMPANY:

IDAHO FALLS COMMUNITY HOSPITAL, LLC

By:    /s/ David T. Doherty
Name:    David T. Doherty
Title:    President

SELLER:

SMBI IDAHO, LLC

By:    /s/ David T. Doherty
Name:    David T. Doherty
Title:    President

SURGERY PARTNERS:

SURGERY PARTNERS, INC., solely for the purposes of Sections 6.16 and 6.21

[Signature Page to IFCH Securities Purchase Agreement]

By:    /s/ Jennifer Baldock
Name:    Jennifer Baldock
Title:    EVP, Chief Development & Legal OFC